Exhibit 10.7

EMPLOYMENT AGREEMENT

1. PARTIES: The parties to this Employment Agreement (hereafter referred to as this “Agreement”) are CHARLES H. NOSKI (hereafter referred to as “Executive”) and NORTHROP GRUMMAN CORPORATION (hereafter referred to as “Northrop Grumman” or “the Company”).

2. EMPLOYMENT: Northrop Grumman wishes to offer Executive employment as its Corporate Vice President and Chief Financial Officer, and Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

3. TERM: The term of this Agreement shall commence as of December 1, 2003 (the “Effective Date”) and shall end at the close of business on the day before the fifth anniversary of the Effective Date, unless sooner terminated as hereinafter provided and subject to extension as provided in the next sentence. Commencing with the day before the fifth anniversary of the Effective Date and on each subsequent annual anniversary of such date, the term of this Agreement shall automatically be extended for an additional one-year period unless the Executive or the Company has provided the other party hereto at least 120 days’ prior written notice that the term of this Agreement shall not be so extended (or further extended, as the case may be). Notwithstanding anything else contained herein to the contrary, the term of this Agreement shall not extend beyond, and shall terminate on or before, the last day of the month in which the Executive attains his sixty-fifth (65th) birthday.

4. POSITION AND DUTIES: Executive shall serve as Corporate Vice President and Chief Financial Officer of the Company and shall be an elected officer of the Company throughout the term of this Agreement. Executive will also continue as a member of the Company’s Board of Directors (the “Board”) throughout the term of this Agreement (each such member, a “Director”). Executive also agrees to serve on any Company subsidiary Board of Directors to which he has been or may in the future be elected. Executive shall, during the term hereof:

A. be responsible to the Chief Executive Officer (“CEO”) for the management and supervision of all financial matters of the Company and for providing for the financial growth and stability of the Company, and shall have such other duties and responsibilities as the CEO shall designate that are consistent with Executive’s position as Corporate Vice President and Chief Financial Officer. Executive shall perform all of such duties and responsibilities in accordance with the legal directives of the CEO and in accordance with the practices and policies of the Company as in effect from time to time. While employed as Corporate Vice President and Chief Financial Officer of the Company, Executive shall report exclusively to the CEO.

B. devote all of his business time (excluding periods of vacations and absences made necessary because of illness, injury or other traditionally approved leave purposes), energy and skill in the performance of his duties with the Company; provided, however, that the foregoing will not prevent Executive from reasonably (i) participating in charitable, civic, educational, professional, community or industry affairs or serving on the boards of directors or advisory boards of other companies, and (ii) managing his and his family’s personal investments.

5. COMPENSATION AND BENEFITS: During the term of this Agreement, the following terms shall apply:

A. Base Salary: Executive’s base salary during the term of this Agreement shall be no less than $750,000 per year, which amount shall be subject to periodic increases, but not decreases, in accordance with the Company’s normal salary review process during and after March 2005.

B. ICP Bonus: Executive shall participate in the Incentive Compensation Plan (“ICP”), a bonus plan for certain elected officers of the Company. His ICP target bonus shall be at least 50% of his base salary. His actual bonus shall be adjusted upwards or downwards depending on the Company’s performance and his performance in accordance with the terms of the ICP.

C. Benefits: Except as provided in Section 5.D, for the term of this Agreement, Executive shall participate in the Northrop Grumman welfare and pension plans in which Northrop Grumman’s elected officers (not including the CEO) participate, as such plans may be amended from time to time. These plans currently include, but are not limited to, the Northrop Grumman Pension Plan (the”NG Pension Plan”), the Northrop Grumman Savings Plan and the Northrop Grumman Executive Medical Plan. Executive acknowledges that the NG Pension Plan was amended effective July 1, 2003 and that he will not be eligible for the grandfathered terms applicable to participants in the NG Pension Plan employed by the Company before such date but not those hired thereafter. Executive further acknowledges and agrees that with respect to retiree medical, he will not be able to select the Special Officer Retiree Medical Plan (“SORMP”) in effect before October 1, 2003 but rather will be a participant in the SORMP in effect as of October 1, 2003.

D. Special Pension Benefit: Instead of participating in any of the CPC Supplemental Executive Retirement Program, the Northrop Grumman Supplemental Plan I or the ERISA Supplemental Program 2 (Appendix B under the Northrop Grumman Supplemental Plan 2) pension plans, Executive shall participate in the supplemental pension plan attached hereto as Exhibit A. With regard to Executive’s qualified and non-qualified defined benefit pension plan benefits earned while employed by Hughes Electronics Corporation, its predecessors, or any affiliates of either, on written request of the Company, Executive shall inform the Company of the date such benefits commence, the amount of such benefits, and the form in which such benefits are distributed. For purposes of the Special Agreement referenced in Section 9 of this Agreement, the special pension benefit provided by this Section 5.D shall be considered a supplemental defined benefit retirement plan.

E. Stock and Stock Options: In addition to the special stock grants set forth in Section 6 of this Agreement, Executive shall be eligible to receive grants of stock and stock options under the Company’s 2001 Long Term Incentive Stock Plan (“LTISP”) in accordance with the Company’s normal practice of awarding such grants to elected officers. Such grants shall be subject to the terms and conditions of the LTISP and the grant certificates to be provided to Executive to evidence such grants (which certificates shall be in substantially the same form as the forms of certificate customarily used by the Company for grants to elected officers, modified to reflect the special provisions herein (as applicable), including Sections 6.B and 6.C, and making reference to Executive’s rights under Section 14 of this Agreement (which to the extent applicable shall override any other provisions in such certificates), and further modified to provide that if Executive ceases to be an employee but continues as a Director, any equity or equity-related awards or grants that would otherwise be forfeited upon such cessation of employment shall continue to vest while Executive is a Director, and the post-employment exercise period of any options shall commence when Executive ceases to be a Director) (“elected officer grant certificates”).

F. Early Retirement: With respect to any employee benefit or equity plan or program in which Executive participates and as to which members of the Corporate Policy Council (“CPC”) have rights or benefits upon early retirement, Executive shall have the same early retirement rights or benefits after having been employed by the Company or its affiliates for six or more years (unless treatment of Executive as an early retiree under any such plan or program is prohibited by applicable law, including any provision of the Internal Revenue Code creating adverse tax effects because of such treatment; in which case the Company shall provide benefits or rights with equivalent after-tax economic value to Executive in an alternative manner, including, for example, outside the plan or program).

6. SPECIAL STOCK GRANTS:

A. Executive shall be given the following special grants under the LTISP as of the Effective Date:

•	45,000 non-qualified stock options. The strike price of these options shall be the closing price of the Company’s stock on the New York Stock Exchange as of the Effective Date;

•	33,000 restricted stock rights (“RSRs”) that vest in equal annual installments over three years; and

•	24,000 restricted performance stock rights (“RPSRs”). The Performance Period for these RPSRs shall be January 1, 2004–December 31, 2006.

These special stock grants shall be governed by the LTISP and, except as set forth in this Section 6 and Section 14 of this Agreement, by the terms and conditions of the elected officer grant certificates.

B. The grant certificates with respect to stock options provided to Executive pursuant to Sections 5 and 6 of this Agreement shall substitute for the otherwise applicable definition of “Early Retirement”:

“Early Retirement” means that the Grantee terminates employment after six or more years of service (other than in connection with a termination by the Company or a subsidiary for cause) and other than a Normal Retirement.

C. The grant certificates with respect to restricted performance stock rights provided to Executive pursuant to Sections 5 and 6 of this Agreement shall substitute for the otherwise applicable definition of “Retirement”:

“Retirement” means that the Grantee terminates employment after six or more years of service (other than in connection with a termination by the Company or a subsidiary for cause).

7. PERQUISITES: For the term of this Agreement, Executive shall be eligible for Company perquisites that are, in the aggregate, no less favorable than the perquisites provided by the Company to any other elected officer (other than the CEO). The perquisites provided to the Company’s elected officers (other than the CEO), as currently in effect, are listed on Exhibit B of this Agreement. The perquisites provided by the Company are subject to change from time to time. In addition, Executive shall be entitled to no less than four weeks vacation per year.

8. RETIREE MEDICAL BENEFIT: Executive shall be eligible to participate in the SORMP on the same terms and conditions as other elected officers, except that Executive’s eligibility for, and election of, benefits under Section 1.03 of the SORMP shall be conditioned upon retiring from Northrop Grumman Corporation on or after six years of service (rather than age 55 with ten (10) years of service); provided, however, that if Executive’s employment terminates at or after five years of service but before six years of service he shall be entitled to coverage (partially Company paid) under the SORMP commencing at age 65. In the event that the Executive terminates from employment at any time and is not immediately eligible to receive medical benefits under the SORMP, the Company will make the benefits otherwise provided under such program available to Executive and his eligible dependents (during the lifetime of each) without a medical exam, provided that the Executive (or, after his death, his spouse) reimburses the Company for the full cost (including employee and Company share) for such coverage; provided, however, that if such termination occurs after the Executive has more than five years of service but less than six, then when the Executive reaches age 65 the coverage shall be partially Company paid.

9. SPECIAL AGREEMENT: Executive shall be provided a March 2004 Special Agreement to provide him with protection in the event of a change in control of the Company, except that the term of the

Special Agreement shall commence as of December 1, 2003 instead of March 1, 2004. For purposes of the Special Agreement, Executive’s title and position shall be Corporate Vice President and Chief Financial Officer and Director or any greater title or position he may then hold. The form of this Special Agreement is attached hereto as Exhibit C.

10. TERMINATION OF EMPLOYMENT BY THE COMPANY:

A. The Company shall have the right to terminate the term of this Agreement and Executive’s employment at any time, with or without Cause, upon giving at least 10 day’s advance written notice to the Executive of the date when such termination shall become effective. If the Company terminates Executive’s employment without “Cause” (as that term is defined below) during the term of this Agreement, then Executive shall receive, within 30 days after he signs a release (substantially in the form of Exhibit D hereto) which is not revoked, the Accrued Obligations (as defined below) (with the exception of certain benefits under Accrued Obligations, which will be paid as soon as administratively practicable), and all of the Special Severance Benefits set forth in Section 14 of this Agreement.

For purposes of this Agreement, “Cause” shall mean the occurrence of either or both of the following: (i) the willful misconduct by the Executive with regard to the Company that is significantly injurious to the Company, provided, however, that no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company; or (ii) the conviction of the Executive of (or the pleading by the Executive of nolo contendere to) any felony (other than traffic related offenses or as a result of vicarious liability).

B. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless the provisions of this paragraph B are complied with. Executive shall be given written notice by the CEO of the intention to terminate him for Cause, and he shall then be entitled to a meeting before the Company’s Board to present his position, provided he requests in writing such a meeting within ten calendar days of his receipt of the written notice from the CEO of the intention to terminate him. Following such a meeting, if Executive is then furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, Executive shall thereupon be terminated for Cause, which determination shall be subject to review by the arbitrator referred to in Section 25 of this Agreement on a de novo basis.

C. In the event that Executive is terminated for “Cause,” Executive will be entitled to receive only (w) any unpaid base salary through the date of termination and any accrued and unpaid vacation; (x) any unpaid bonus for services rendered during the calendar year prior to the calendar year in which the termination occurs; (y) reimbursement for any unreimbursed expenses incurred through the date of termination; and (z) all other payments, benefits or fringe benefits to which Executive may be entitled subject to, and in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (including, but not limited to, any then vested stock options, RPSRs or RSRs or other equity or equity-related grants, rights under Company pension plans (including the special pension benefit referenced in Section 5.D) and the rights set forth in Section 8 hereof) (collectively, (w) through (z) are referred to as “Accrued Obligations”), and will not receive any of the Special Severance Benefits set forth in Section 14 of this Agreement.

11.	TERMINATION OF EMPLOYMENT BY DEATH OR DISABILITY OF EXECUTIVE:

A. Death: In the event that Executive dies during the term of this Agreement, this Agreement shall automatically terminate as of the date of death without further obligation on the part of the Company, except that the Company shall pay to Executive’s estate, within 30 days of death, the Accrued Obligations (with the exception of certain benefits under certain Accrued Obligations, which shall be paid as soon as administratively practicable), all of the Special Severance Benefits set forth in Section 14 of this Agreement and the continuation of benefits set forth in Sections 14.B, 14.C and 14.D shall apply to his eligible dependents commencing as of the date of death.

B. Disability: If the Executive’s employment terminates by reason of his Disability (as defined below) during the term of this Agreement, this Agreement shall terminate without further obligation to Executive, except that the Company shall provide to Executive, within 30 days after he signs a release (substantially in the form of Exhibit D hereto) which is not revoked, the Accrued Obligations (with the exception of certain benefits under Accrued Obligations, which shall be paid as soon as administratively practicable), and all of the Special Severance Benefits set forth in Section 14 of this Agreement. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to perform his material duties hereunder due to the same or a related physical or mental injury, infirmity or incapacity for 180 days in any 365-day period. The Company may terminate the Executive for a Disability as of the end of the aforementioned period or at any time thereafter during which the Disability continues upon 30 days prior written notice provided the Executive has not returned to full time employment prior to the end of such 30-day period.

12. TERMINATION OF EMPLOYMENT BY EXECUTIVE FOR GOOD REASON:

Executive shall have the right to terminate the term of this Agreement and his employment with Northrop Grumman for “Good Reason” as that term is defined below. If Executive terminates his employment for “Good Reason” during the term of this Agreement, Executive shall receive, within 30 days after he signs a release (substantially in the form of Exhibit D hereto) which is not revoked, the Accrued Obligations (with the exception of certain benefits under Accrued Obligations which shall be paid as soon as administratively practicable), and all of the Special Severance Benefits set forth in Section 14 of this Agreement. For purposes of this Agreement, “Good Reason” shall mean without the Executive’s express written consent, the occurrence of any one or more of the following:

A. any reduction or diminution in the Executive’s then titles or positions (including as a Director or as a member of the Corporate Policy Council or successor senior management council), a material reduction in the nature or status of the Executive’s then authorities, duties, and/or responsibilities (when such authorities, duties, and/or responsibilities are viewed in the aggregate), other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided that Good Reason will be deemed to exist if the Executive’s reporting relationship is changed such that the Executive (x) does not report solely to the CEO or (y) the Company becomes a direct or indirect subsidiary of another corporation without his becoming Corporate Vice President and Chief Financial Officer and a Director of the ultimate parent company;

B. a reduction by the Company of the Executive’s base salary as in effect on the Effective Date, or as the same shall be increased from time to time;

C. any material failure by the Company to comply with any of the provisions of this Agreement, other than isolated and inadvertent failure(s) not occurring in bad faith and remedied by the Company promptly after receipt of notice thereof given by the Executive; or

D. the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Section 19 herein.

E. notice by the Company (pursuant to Section 3 of this Agreement) of the non-extension of this Agreement.

F. Executive’s ceasing to accrue benefits under the special pension benefit plan referenced in Section 5.D because of the dissolution of the Corporate Policy Council (or successor senior management council).

Should Executive desire to terminate his employment for “Good Reason,” he shall first give at least 30 days prior written notice of his intent to so terminate to the CEO of the Company and give the Company an opportunity to promptly cure the event giving rise to “Good Reason” during such notice period. In addition, such written notice must describe the event(s) constituting “Good Reason” and must be given to the CEO within six months of the event(s).

13. TERMINATION OF EMPLOYMENT WITHOUT GOOD REASON: The Executive shall have the right to terminate the term of this Agreement and his employment with Northrop Grumman at any time without Good Reason by giving written notice to the CEO at least thirty days in advance of such termination. In the event that Executive’s employment with the Company is terminated during the term of this Agreement by Executive without Good Reason, Executive shall not be entitled to any additional payments or benefits hereunder, other than the Accrued Obligations.

14. SPECIAL SEVERANCE BENEFITS: In the event Executive’s employment terminates due to his death or Disability, or if he is terminated by Northrop Grumman without “Cause,” or if he terminates employment for “Good Reason,” then he shall be entitled to receive the following Special Severance Benefits, provided, however, that he first signs a release of claims (in a form substantially similar to Exhibit D) which is not revoked:

A. Salary and Bonus: A payment equal to two times the sum of (i) the Executive’s annual base salary in effect at the time of termination of the Executive’s employment and (ii) the greater of: (x) Executive’s annual target bonus percentage established under the ICP for the fiscal year in which the date of termination occurs multiplied by his base salary at the time of termination, or (y) the average of the Executive’s ICP bonus earned for the three full fiscal years prior to the date of termination (or such lesser period Executive earned ICP bonuses). No supplemental bonuses or other bonuses will be combined with the Executive’s annual bonus for purposes of this computation. In addition, the Company shall pay Executive a Pro Rata Bonus. The “Pro Rata Bonus” shall equal the product of (x) Executive’s actual bonus under the ICP (based on actual Company performance but using an IPF of 1.0) for the calendar year in which Executive’s termination occurs, and (y) a fraction, the numerator of which is the number of days during the calendar year in which the termination occurs up to and including the date on which Executive’s employment by the Company terminates, and the denominator of which is 365. The Pro Rata bonus shall be paid in the year following the year in which Executive’s employment terminates, at the same time that ICP bonuses are paid to elected officers during that year. “IPF” shall have the meaning set forth in the Annual Incentive Plan.

B. Extension of Medical and Dental Benefits: The Company will continue to pay its portion of the Executive’s medical and dental benefits for two years following the Executive’s termination date. Such continuation coverage shall run concurrently with COBRA continuation coverage (or similar state law). The Executive must continue to pay his portion of the cost of this coverage with after-tax dollars. If rates for active employees increase during this continuation period, the contribution amount will increase proportionately. Also, if medical and dental benefits are modified, terminated or changed in any way for active elected officers during this continuation period the Executive will also be subject to such modification, termination or change. Following the two-year continuation period, the Executive will be eligible to receive COBRA benefits for any remaining portion of the applicable COBRA period at normal COBRA rates. Executive shall be eligible for the lifetime retiree medical benefit set forth in the first sentence of Section 8 of this Agreement as if his termination of employment constituted a retirement qualifying him for full benefits under the SORMP.

C. Stock Grant Protection: With respect to stock grants made to Executive in Section 6 of this Agreement only (and not other stock grants except as otherwise noted in Section 14.C.i), the better of the following and the provisions that would have applied in the absence of this Section 14.C:

i.	Two years from date of Executive’s termination to exercise any vested options (including all options granted to Executive) (subject to the maximum 10 year term of the awards, and subject to the Company’s authority, to the extent set forth in the elected officer grant certificate(s) governing the options, to terminate the vested options in exchange for cash in the event of a change in control).

ii.	Acceleration of all unvested RSRs granted in Section 6 of this Agreement.

iii.	Pro-rata vesting of any unvested RPSRs granted in Section 6 of this Agreement. This pro-rata calculation will be based on the number of full months of Executive’s employment during the Performance Period divided by 36.

D. Other Benefits: In addition to the benefits noted above, the following additional benefits shall be paid Executive: (i) a lump sum payment equal to two times the value of his annual car allowance; (ii) continuation of his then current financial planning benefits for financial planning fees incurred before his termination date; (iii) the income tax preparation reimbursement benefit for preparation of tax returns for the year in which he terminates employment; (iv) reimbursement for outplacement services provided by the Company’s outplacement service provider for services provided within one year after Executive’s date of termination, provided, however that the total reimbursement shall be limited to an amount equal to 15% of Executive’s annual base salary as of his termination date; and (v) any benefits to which Executive is entitled pursuant to Sections 8 or 9 of this Agreement.

The foregoing severance benefits shall be offset by any severance benefits Executive is entitled to receive under any other Company plan, program, practice or agreement, including the Special Agreement, but specifically excluding any Company defined benefit or 401(k) pension plans, including without limitation the plan attached hereto as Exhibit A.

15. NO MITIGATION; NO OFFSET EXCEPT FOR CIC BENEFITS: Except as set forth in this Agreement and under the terms of the employee benefit plans in which Executive may participate, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided, however, that any severance benefits Executive may receive as a result of a change in control of the Company under the Special Agreement (or successor thereto) shall offset any similar types of severance benefits Executive is eligible to receive under this Agreement. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment thereunder be reduced by any compensation earned by the Executive as a result of employment by another employer.

16. TRADE SECRETS: In the course of performing his duties for the Company, Executive will receive confidential information, including without limitation, information not available to competitors relating to the Company’s existing and contemplated financial plans, products, business plans, operating plans, research and development information, and customer information, all of which is hereinafter referred to as “Trade Secrets.” Executive agrees that he will not, either during his employment or subsequent to the termination of his employment with the Company, directly or indirectly disclose, publish or otherwise divulge any Northrop Grumman Trade Secrets to anyone outside the Company, or use such information in any manner which would adversely affect the business or business prospects of the Company; provided, however, that the foregoing shall not preclude Executive from complying with due legal process or governmental inquiry or from taking actions or making disclosures while employed by the Company in good faith performance of his duties and obligations hereunder. Executive further agrees that if, at the time of the termination of his employment with the Company, he is in possession of any documents or other written or electronic materials constituting, containing or reflecting Trade Secrets, he will return and surrender all such documents and materials to the Company upon leaving its employ. The restrictions and protection provided for in this paragraph shall be in addition to any protection afforded to Trade Secrets by law or equity.

17. INVENTIONS: Executive agrees that all inventions, discoveries and improvements, and all new ideas for manufacturing and marketing products or services of the Company, which Executive may conceive while employed by the Company, whether during or outside business hours, on the premises of the Company or elsewhere, alone or in collaboration with others, or which he has acquired or may acquire from others, whether or not the same can be patented or registered under patent, copyright, or trademark laws, shall be and become the sole and exclusive property of the Company. Executive agrees to promptly disclose and fully acquaint his management with any such inventions, discoveries, improvements and ideas which he has conceived, made or acquired, and shall, at the request of the Company, make a written disclosure of the same and execute such applications, assignments, and other written instruments as may reasonably be required to grant to the Company sole and exclusive right, title and interest thereto and therein and to enable the Company to obtain and maintain patent, copyright and trademark protection therefore.

18. NON-SOLICITATION AND NON-DISPARAGEMENT:

A. For a period of one year following the termination of Executive’s employment with the Company, Executive shall not, directly or indirectly, through aid, assistance or counsel, on his own behalf or on behalf of another person or entity (i) solicit or offer to hire any person who was, within a period of six months prior to Executive’s termination, employed by the Company, or (ii) by any means issue or communicate any public statement that may be critical or disparaging of the Company, its products, services, officers, directors or employees; provided the foregoing shall not apply to truthful statements made in compliance with legal process or governmental inquiry.

B. For a period of one year following the termination of Executive’s employment with the Company, the Company shall not by any means issue or communicate any public statement that may be critical or disparaging of the Executive, provided the foregoing shall not apply to truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements.

19. ASSIGNMENT: This Agreement is personal to Executive and shall not be assigned by him. However, this Agreement shall be binding upon any entity succeeding to all or substantially all of the assets or business of the Company, whether by merger, consolidation, acquisition or otherwise and may not otherwise be assigned by the Company.

20. TAX WITHHOLDING: The Company shall be entitled to withhold from any amounts payable pursuant to this Agreement all taxes as legally shall be required (including without limitation United States federal taxes, and any other state, city or local taxes).

21. SAVINGS CLAUSE: If any provision under this Agreement or its application is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

22. ENTIRE AGREEMENT: This Agreement represents the complete agreement and understanding between Executive and the Company pertaining to the subject matters contained herein, and supersedes all prior agreements or understandings, written or oral, between the Parties with respect to such subject matters. The Special Agreement is outside of the scope of the preceding sentence.

23. INDEMNIFICATION: The Company hereby covenants and agrees to indemnify Executive and hold him harmless to the fullest extent permitted by law and under the By-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company (including, without limitation, in his capacity as a Director). The Company, within 30 days of presentation of invoices, shall, to the extent permitted by law, advance to Executive reimbursement of all legal fees and disbursements incurred by Executive in connection with any potentially indemnifiable matter; provided, however, that in order to receive such advanced fees and disbursements, Executive must first sign an undertaking reasonably satisfactory to the Company that he will promptly repay the Company all advanced fees and disbursements in the event it is finally determined that Executive cannot be indemnified for the matter at issue under applicable law or Company By-laws; and provided further, that Executive shall consult with the Company prior to selecting his counsel and shall make a reasonable effort to select counsel reasonably acceptable to the Company.

24. LIABILITY INSURANCE: The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists (but no less than six years), after the term of this Agreement in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

25. ARBITRATION: Any dispute or controversy arising under or in connection with this Agreement or arising out of or in connection with Executive’s employment shall be settled exclusively by arbitration, conducted before a single arbitrator (who is a retired federal or state court judge) in the State of California (in the major city nearest Executive’s residence) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator may, but need not, award the prevailing party in any dispute (as determined by the arbitrator) its or his legal fees and expenses.

26. SURVIVAL OF CERTAIN PROVISIONS: The following provisions of this Agreement shall survive and continue to be in effect to the extent applicable following Executive’s termination of employment and any purported termination of the term of this Agreement: Section 5.D (special pension benefit); Section 5.F (early retirement) (but without regard to changes to the terms and conditions of plans or programs subsequent to the date of Executive’s termination); Section 6 (special stock grants); Section 8 (retiree medical benefit); Section 9 (Special Agreement); Section 10 (termination of employment by the Company); Section 11 (termination of employment by reason of death or disability of Executive); Section 12 (termination of employment by Executive for Good Reason); Section 13 (termination of employment without Good Reason); Section 14 (special severance benefits); Section 15 (no mitigation; no offset); Section 16 (trade secrets); Section 17 (inventions); Section 18 (non-solicitation and non-disparagement); Section 20 (tax withholding); Section 23 (indemnification); Section 24 (liability insurance); Section 25 (arbitration); this Section 26 (survival of certain provisions); Section 27 (cooperation with the Company); and Section 28 (governing law).

27. COOPERATION WITH THE COMPANY: During and after the expiration of this Agreement, the Executive shall reasonably cooperate with the Company in regard to any matter, dispute or controversy in which the Company is involved, or may become involved, and of which the Executive may have knowledge as a result of his employment by the Company. Such cooperation at a time when the Executive is no longer employed by the Company or a member of the Board shall be subject to further agreement providing for legally appropriate compensation.

28. GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to principles of conflict of law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of October 16, 2003:

EXECUTIVE

/s/ Charles H. Noski
By:	Charles H. Noski

NORTHROP GRUMMAN CORPORATION

By:	/s/ J. Michael Hateley
Print Name: J. Michael Hateley Its: Corporate Vice President and Chief Human Resources and Administrative Officer

EXHIBIT A TO EMPLOYMENT AGREEMENT

SPECIAL PENSION BENEFIT

Charles H. Noski Executive Retirement Plan

1.01	Purpose. The purpose of this Plan is to give enhanced retirement benefits to Charles H. Noski (the “Participant”). This Plan is intended to supplement benefits that are otherwise available under the Northrop Grumman Pension Plan (the “NGPP”).

1.02	Definitions and Construction.

(a)	Capitalized terms used in this Plan which are not defined in this Plan are taken from Appendix F of the Northrop Grumman Supplemental Plan 2 (the “CPC SERP”) and, to the extent they are incorporated into the CPC SERP, Article 1 of the Northrop Grumman Supplemental Plan 2 (“ERISA 2”) and the NGPP, the applicable terms of which are attached as Exhibits hereto in accordance with Section 1.09.

(b)	The benefits under this Plan are designed to supplement benefits under the NGPP, and are therefore to be construed utilizing the same principles and benefit calculation methodologies applicable under the NGPP except where expressly modified below.

1.03	Eligibility and Vesting. Eligibility for benefits under this Plan will be limited to Charles H. Noski. Except as otherwise provided in Section 1.04(d), the Participant will not be entitled to receive any benefits under this Plan unless he becomes vested under Section 2.62 of the NGPP (see Exhibit A).

1.04	Benefit Amount.

(a)	The Participant’s annual benefit, subject to the limit described in Section 1.05 below, under this Plan equals 1/12 of 5% multiplied by the Participant’s Final Average Salary (as defined in (e) below) multiplied by the Participant’s completed Months of Benefit Service (determined in the same manner as Months of Benefit Service are determined for accrual purposes under the CPC SERP (see Exhibit A); provided, however, that Months of Benefit Service also shall be determined by reference to periods of membership on a successor management council to the CPC, if any), but in no event (except as otherwise provided in the following sentence) shall the Participant’s accrued benefit exceed 60% of his Final Average Salary. In the event the CPC SERP is amended in the future to provide, for all participants, a multiplier that exceeds 60% of Final Average Salary, this Plan will be amended accordingly to provide a corresponding benefit increase under this Section.

(b)	The normal form of benefits payable is a single, straight life annuity benefit for the Participant commencing on the first day of the month coinciding with or next following the attainment of age 65 (the “Normal Retirement Date”), assuming an annual benefit equal to the benefit formula amount in (a). The form of benefit will be determined under Section 1.06.

(c)	Benefits, Eligible Pay and Final Average Salary (as defined in (e) below) will be calculated without regard to the limits in sections 401(a)(17) and 415 of the Code.

(d)

Subject to (d)(1) through (d)(3) below, benefits under this Plan shall commence as of the later of the Participant’s termination of employment with Northrop Grumman Corporation (the “Company”) and all of its affiliates (collectively referred to along with the Company as the “Affiliated Companies”) or the Participant’s Normal Retirement Date. In the event benefits under this Plan are to be distributed to the Participant, or his surviving spouse, prior to the Participant’s Normal Retirement Date, the amount of such benefits shall be determined as follows:

(1)	If, upon or prior to the expiration of the employment agreement entered into between the Participant and the Company on October 16, 2003 (the “Agreement”), the Participant experiences a termination of employment with all Affiliated Companies due to death, “Disability” (as defined in Section 11.B. of the Agreement), termination by the Participant for “Good Reason” (as defined in Section 12 of the Agreement), or termination by the Company without “Cause” (as defined in Section 10 of the Agreement), the Participant, or his surviving spouse in the event of the Participant’s death, will be entitled to an immediate distribution of the benefit calculated under Section 1.04(a) above, subject to the limitation described in Section 1.05 below, but unreduced for early commencement. If the Participant’s employment with all Affiliated Companies is terminated by the Participant for “Good Reason” during the period following the expiration of the Agreement in which the Participant may continue to exercise his right to terminate his employment for “Good Reason” pursuant to the Agreement, the Participant will be entitled to an immediate distribution of the benefit calculated under Section 1.04(a) above, subject to the limitation described in Section 1.05 below, but unreduced for early commencement.

(2)	If, at any time prior to the date on which the Participant completes 72 Months of Benefit Service, his employment with all Affiliated Companies is terminated for any reason other than those enumerated in paragraph (d)(1) above, no benefit will be payable under the Plan to the Participant or his surviving spouse until the Participant attains, or would have attained, age 65 or such earlier time that commencement of benefit payments would be permitted under the NGPP.

(3)	If the Participant’s employment terminates for any reason whatsoever under this Plan on or after the date on which he completes 72 Months of Benefit Service, the benefit, reduced (if applicable) in accordance with the following chart, will be immediately distributed to the Participant following the determination of the offset in Section 1.05 below.

Completed Months of Benefit Service	Reduction
72 but less than 84	15%
84 but less than 96	10%
96 but less than 108	5%
108 or more	0%

If the Participant qualifies for an early benefit under both this (d)(3) and under (d)(1) above, he shall be entitled to the unreduced benefit under (d)(1).

(e)	Final Average Salary for any Plan Year (currently defined under the NGPP as the calendar year) is the Participant’s average Eligible Pay (as defined in (f) below) for the highest three of the last ten consecutive Plan Years in which the Participant was a covered employee. For this purpose, years will be deemed to be consecutive even though a break in service year intervenes.

(f)	Eligible Pay for any Plan Year will be determined by reference to Sections 2.28 and 7.03 and Exhibit B of the NGPP, current versions of which are all attached hereto as Exhibit B, and to Section 1.04(c) above. In addition, Eligible Pay shall include compensation deferred under the Northrop Grumman Deferred Compensation Plan and all other nonqualified plans to which the Participant makes deferrals; provided, however, that any compensation deferred shall only be treated as compensation for Plan benefit calculation purposes in the year(s) payment would otherwise have been made and not in the year(s) of actual payment.

1.05	Benefit Limit. Accruals under Section 1.04 will be limited as provided in this Section.

(a)	Accruals under this Plan may not exceed the amount calculated under Section 1.04, offset for benefits identified in (a)(1) and (a)(2) below.

(1)	The amounts calculated under 1.04 above will be reduced by the retirement benefits the Participant is entitled to under all defined benefit retirement plans, programs, and arrangements maintained by the Company, whether qualified or nonqualified (but not contributory or defined contribution plans, programs or arrangements), including, but not limited to, the following:

(i)	the NGPP and any other defined benefit plan qualified under section 401(a) of the Code which is maintained by the Affiliated Companies, was maintained by any other employer while it was an Affiliated Company, or was maintained by an Affiliated Company prior to being acquired by the Company; provided, however, that the foregoing shall not apply to any plan or program heretofore maintained by any former employer of Participant other than as set forth in Section 1.05(a)(2) below;

(ii)	any pension benefit enhancements under change-in-control special agreements (including enhancements for age and service) that the Participant has entered into with the Company; and

(iii)	any other Company plan, program, arrangement or individual contract which provides a nonqualified, defined benefit pension.

(2)	The amounts calculated under 1.04 above will be further reduced by all benefits the Participant is entitled to under all qualified and nonqualified defined benefit plans, programs, and arrangements maintained by Hughes Electronics Corporation, its predecessors, or any affiliates of either, multiplied by a fraction (the value of which shall not exceed one) the numerator of which is the Participant’s Months of Benefit Service (as determined for CPC SERP accrual purposes) and the denominator of which is 60.

(b)	For purposes of calculating the Participant’s net benefit and applying the offset described in subsection (a):

(1)	This paragraph (1) applies to the extent the Participant commences benefits under plans and programs included in (a)(1) and (a)(2) above simultaneously with the commencement of benefits under this Plan. In such case, the net benefit will be determined by subtracting the amount in (ii) from the amount described in (i), as follows, where (i) and (ii) are:

(i)	The Participant’s gross accrued benefit under this Plan calculated in accordance with Section 1.04 (including any early retirement subsidies, supplements, and other such benefits), expressed in the form of a single life annuity commencing at the time benefits are to be paid under this Plan.

(ii)	The Participant’s benefits under the plans and programs included in (a)(1) and (a)(2) above, taking into account any early retirement factors, subsidies, supplements, and any other such benefits, converted to a single life annuity commencing at the time benefits are to be paid under this Plan. The conversion to a single life annuity shall be made using the actuarial assumptions under the NGPP which are included in Exhibit C of this Plan (or the actuarial assumptions specified under the CPC SERP (attached hereto in Exhibit C) if the payment form elected under the other plan does not correspond with a payment form offered under the NGPP).

(2)	This paragraph (2) applies to the extent the Participant commences benefits under plans and programs included in (a)(1) and (a)(2) above after the commencement of benefits under this Plan. In such case, the net benefit will be determined by subtracting, at the time benefits commence under such other plans, the amount in (ii) from the amount described in (i), as follows, where (i) and (ii) are:

(i)	The Participant’s gross accrued benefit under this Plan calculated in accordance with Section 1.04 (including any early retirement subsidies, supplements, and other such benefits), expressed in the form of a single life annuity commencing at the time benefits are to be paid under this Plan.

(ii)	The Participant’s benefits under the plans and programs included in (a)(1) and (a)(2) above, taking into account any early retirement factors, subsidies, supplements, and any other such benefits, converted to a single life annuity commencing at the time benefits are to be paid under such other plans. The conversion to a single life annuity shall be made using the actuarial assumptions under the NGPP which are included in Exhibit C of this Plan (or the actuarial assumptions specified under the CPC SERP (attached hereto in Exhibit C) if the payment form elected under the other plan does not correspond with a payment form offered under the NGPP).

(3)	This paragraph (3) applies to the extent a benefit under any plan or program included in (a)(1) and (a)(2) commences prior to the receipt by the Participant of benefits under this Plan. In such case, the net benefit will be determined by subtracting, at the time benefits commence under this Plan, the amount in (ii) from the amount described in (i), as follows, where (i) and (ii) are:

(i)	The Participant’s gross accrued benefit under this Plan calculated in accordance with Section 1.04 (including any early retirement subsidies, supplements, and other such benefits), expressed in the form of a single life annuity commencing at the time benefits are to be paid under this Plan.

(ii)

The Participant’s benefits under the plans and programs included in (a)(1) and (a)(2) above, taking into account any early retirement factors, subsidies, supplements, and any other such benefits, converted to a single life annuity commencing at the time benefits were paid under such other plans. The conversion to a single life annuity shall be made using the actuarial assumptions under the NGPP which are included in Exhibit C of this Plan (or the actuarial assumptions specified under the CPC SERP (attached hereto in Exhibit C) if the payment form elected under the other plan does not correspond with a payment form offered under the NGPP). An adjustment for payments already received due to differing commencement dates of the Participant’s various benefits shall be made using the actuarial assumptions under the CPC SERP.

(4)	Notwithstanding paragraphs (1), (2), and (3) above, this paragraph (4) applies to the extent the Participant elects to receive his Plan benefit under the lump-sum option described in Article 3 of ERISA 2. In such case, the net benefit will be determined by subtracting, at the time benefits commence under this Plan, the amount in (ii) from the amount described in (i), as follows, where (i) and (ii) are:

(i)	The Participant’s gross accrued benefit under this Plan calculated in accordance with Section 1.04 (including any early retirement subsidies, supplements, and other such benefits), expressed in the form of a single life annuity commencing at the time benefits are to be paid under this Plan.

(ii)	The Participant’s benefits under the plans and programs included in (a)(1) and (a)(2) above, taking into account any early retirement factors, subsidies, supplements, and any other such benefits, converted to a single life annuity.

(A)	To the extent the benefits under such other plans commence simultaneously with or prior to the benefits under this Plan, this conversion shall be made in accordance with the rules found in paragraphs (1) or (3) above as appropriate.

(B)	To the extent benefits under such other plans have not commenced by the date the Participant commences benefits under this Plan, the conversion shall be made assuming that the benefits under such other plans will be paid at the earliest possible commencement date (but not prior to commencement of benefits under this Plan) and under the normal form of payment provided under such plans. The conversion to a single life annuity shall be made using the actuarial assumptions under the NGPP which are included in Exhibit C of this Plan (or the actuarial assumptions specified under the CPC SERP (attached hereto in Exhibit C) if the payment form elected under the other plan does not correspond with a payment form offered under the NGPP).

(c)	The Participant’s resulting net benefit under this Plan, determined in accordance with (b), will then be converted, in the manner elected by the Participant, to the appropriate payment form in accordance with the provisions of Section 1.06.

(d)	Example: The Participant elects to receive an early retirement benefit with 81 Months of Benefit Service and Final Average Salary equal to $1,500,000. The Participant has accrued a monthly benefit under the Northrop Grumman Pension Plan (the “NGPP”) equal to a monthly single life annuity of $1,000 commencing at age 65 and a Hughes Electronics Corporation executive pension plan (the “Hughes EPP”) benefit equal to a single life annuity of $5,000 commencing at age 60.

The Participant’s pre-offset benefit under this Plan, calculated in accordance with Section 1.04, will equal 33.7% of the Participant’s Final Average Salary ($1,500,000) x 85% to account for the early retirement reduction under Section 1.04(d). This will result in a monthly gross benefit under this Plan, prior to the application of the Benefit Limit, equal to $35,806.25. The Participant’s total net benefit will be calculated, taking into account the offset under (a) above, by reducing the gross benefit by the following amounts at the following times:

(1)	the participant will receive an unreduced monthly benefit equal to $35,806.25 from age 58 through reaching age 60;

(2)	the benefit will be reduced by the $5,000 monthly benefit under the Hughes EPP upon reaching age 60 leaving a total monthly benefit of $30,806.25; and

(3)	the benefit under this Plan will once again be reduced upon commencement of the $1,000 normal monthly retirement benefit under the NGPP that will be payable upon reaching age 65 leaving a monthly benefit of $29,806.25.

1.06	Payment of Benefits.

(a)	Benefits will be paid in accordance with Section 2.02 of ERISA 2 (See Exhibit E), including the lump-sum option governed by Article 3 of ERISA 2 and the applicable forms of benefit described in Sections 10.06 through 10.11 of the NGPP (see Exhibit E). The lump-sum option under Article 3 of ERISA 2 shall be calculated using the actuarial assumptions contained therein. The benefit forms available under the NGPP shall be calculated utilizing the actuarial assumptions and conversion methodologies utilized therein.

(b)	If a Participant dies after commencement of benefits, any survivor benefits will be paid in accordance with the form of benefit selected by the Participant. If the Participant dies prior to commencement of benefits, payment will be made under Section 1.07.

1.07	Preretirement Death Benefits. If a Participant dies before commencement of benefits, preretirement surviving spouse benefits will be payable under this Plan on behalf of the Participant regardless of whether his spouse would be eligible for a qualified preretirement survivor annuity from the NGPP.

(a)	The death benefit will be the survivor benefit portion of a 100% joint-and-survivor annuity based on the benefit in Section 1.04, as adjusted for early commencement under Section 1.04(d)(1) or (3) and as limited by Section 1.05.

(b)	Benefits will commence effective the first of the month following the death of the Participant or, if later, effective as of the earliest date a benefit would otherwise have commenced with respect to the Participant under the Plan. If, however, the Participant dies upon or prior to the expiration of the Agreement, the surviving spouse will immediately begin receiving the distribution of an unreduced benefit under the Plan effective as of the first of the month following the Participant’s death.

(c)	Notwithstanding any provision of (b) above to the contrary, the Company may delay payment in the event there is a dispute as to whom payment is due until the dispute is settled.

(d)	The benefit in (a) will be determined without regard to the limits in sections 401(a)(17) and 415 of the Code.

(e)	No benefit will be payable under this Plan with respect to a spouse after the death of that spouse.

1.08	Claims Procedures. No benefits will be paid under the Plan unless a proper claim is submitted to the Company for them. The procedures for claims, denials, and the review of a denial or partial denial of a claim for benefits under this Plan are described in the regulations promulgated by the Department of Labor under section 503 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Sections 15.15 through 15.17 of the NGPP (which are set forth as Exhibit F to this Plan) except that, following the exhaustion by the Participant of all mandatory appeals, he may, prior to filing suit under ERISA, voluntarily seek to have his denial reviewed in accordance with the arbitration provision included as Section 25 of the Agreement. Any such review under Section 25 of the Agreement shall be on a de novo basis.

1.09	Exhibits. Except as otherwise provided herein, all references in this Plan to exhibits shall be interpreted as references to the Exhibits attached to this document. Without exception, the Exhibits attached hereto are included solely for purposes of providing the Participant with a copy of any definitions and other provisions referenced in this Plan as they currently appear in the NGPP, ERISA 2, and CPC SERP. The provisions found in the Exhibits are subject to change in accordance with amendments that are adopted by the Company with respect to the underlying plans and programs in which such provisions are found; provided, however, that the application of any such amendment to this Plan is subject to Section 1.10. In addition, all references in the Exhibits to other sections, articles, exhibits, or appendices are, except as otherwise noted, references to portions of the underlying plans and programs from which the excerpts were taken and are not intended as references to sections or provisions of this Plan.

1.10	Amendment, Administration, Funding, and Other Related Matters. Except as otherwise provided in this Plan, the provisions of ERISA 2, as may be amended from time to time, shall apply with respect to the operation of this Plan. The Plan shall be amended in accordance with and in conjunction with amendments that are adopted with respect to the CPC SERP, provided, however, that no such amendment shall apply to this Plan to the extent that it would materially diminish the calculation of the Participant’s accrued benefit or other significant rights under this Plan. For example, the Company may amend the Plan to reduce or eliminate benefit payment options available under the Plan so long as the Participant, at a minimum, continues to have the ability to elect to receive his Plan benefit from among at least the following options: lump-sum payment; single life annuity; or at least one joint and survivor annuity at 100%. In addition, the Company has the right to amend the Plan, as may be deemed advisable, in accordance with changes in the law or to the extent otherwise legally-required, including, but not limited to, conforming the Plan to all applicable statutes, regulations, and administrative authority. If a Plan amendment materially diminishes the calculation of the Participant’s accrued benefit or other significant rights under this Plan, the Company shall provide benefits or rights with equivalent after-tax economic value to Executive in an alternative manner, including, for example, outside the Plan.

EXHIBIT A

Vesting and Determining Service

Section 2.62 of the NGPP currently provides:

2.62	Vested. A Participant who has acquired and retains a nonforfeitable right to benefits under the Plan.

(a)	Except as otherwise provided in the Plan, an Employee is 100 percent Vested in his or her Accrued Benefit under the Plan upon being credited with five Years of Vesting Service. Until then, Employees are vested in no portion of any benefits earned under this Plan.

(b)	This term does not include anyone who has received a distribution of his or her full Accrued Benefit unless he or she is rehired.

Appendix G2 of the NGPP currently provides:

G2.01	In General. This Article provides the rules for determining the amount of an Employee’s Vesting Service.

G2.02	Year of Vesting Service. A year of Vesting Service is each calendar year in which the Employee is credited with 1,000 or more Vesting Hours.

G2.03	Vesting Hours. Vesting Hours are generally determined for all Employees in the same manner as Benefit Hours for active Participants in accordance with G1.03 (see below), subject to the following modifications.

(a)	No more than 501 Benefit Hours are required to be credited under G1.03(b) to a Covered Employee on account of any single continuous period during which he or she performs no duties (whether or not that period occurs in a single computation period).

(b)	Benefit Hours for back pay awarded or agreed to for periods described in G1.03(b) are subject to the limitations in G1.03(b). For example, no more than 501 Benefit Hours are required to be credited for payments of back pay to the extent the back pay is agreed to or awarded for a period during which an Employee did not or would not have performed duties.

G2.04	Service With Various Employers.

(a)	All employment with the Affiliated Companies is taken into account in determining an Employee’s Vesting Hours and years of Vesting Service.

(b)	See Articles G3 and G4 for rules governing pre-acquisition service with employers that have become Affiliated Companies through merger or acquisition.

(c)	An Employee will not receive Vesting Service after he or she leaves the Affiliated Companies as part of a sale or disposition. However, upon rehire by the Affiliated Companies, all service standing to the Employee’s credit under the last Northrop Grumman pension plan in which he or she most recently participated will be credited under the plan in which he or she first participates after rehire.

G2.05	Leased Employee Service.

(a)	In General. Although Leased Employees may not participate in the Plan, service as a Leased Employee counts as Vesting Service, but not as Benefit Service or Credited Service. An Employee’s service as an Employee and as a Leased Employee is added together to determine his or her total Vesting Service. But service as a Leased Employee is relevant in determining eligibility for an Employee’s benefit under the Plan only if the Leased Employee service is followed by a period of common law employment.

(b)	Early Retirement Eligibility Service

(1)	Early Retirement Eligibility. Because Leased Employee service counts as Vesting Service, it also counts toward eligibility for early retirement benefits.

(2)	Amount of Early Retirement Benefits. Leased Employee Service does not count toward the amount of an early retirement subsidy with respect to the Accrued Benefit components attributable to the Predecessor Plan Accrued Benefit or the Historical Transition Benefit.

G2.06	Vesting Service Limited. No more than one year of Vesting Service may be credited to an Employee for any Plan Year.

G2.07	Transfers and Initial Service Credit. See Sections G3.02(a), G3.03(a), and G3.04(a).

G2.08	Pre-Acquisition Vesting Service. See Articles G3 and G4.

G2.09	Loss of Vesting Service. An Employee may lose Vesting Hours and years of Vesting Service under the Break in Service rules in Article G5. Vesting Service may be restored upon an Employee’s rehire under the rules in Article G6.

G2.10	Rehires. See Article G6 for rules on the rehire of Participants.

Section F.04 of the CPC SERP currently provides:

(a)	Only Months of Benefit Service after the commencement of a Participant’s tenure on the Corporate Policy Council will be counted, as set forth in Exhibit A [to the CPC SERP which identifies plan participants by name].

(b)	Months of Benefit Service will continue to be counted for a Participant until the earlier of (1) and (2):

(1)	The date the Participant ceases to earn benefit accrual service under either the Qualified Plans or some other defined benefit plan of the Affiliated Companies which is qualified under section 401(a) of the Code (“Successor Qualified Plan”).

(2)	Cessation of the officer’s membership on the Corporate Policy Council (whether because of termination of his membership or dissolution of the Council).

(3)	Examples: The following examples assume that the Participant continues to earn Months of Benefit Service under the Qualified Plans or a Successor Qualified Plan until termination of employment with the Affiliated Companies.

Example 1: Officer A terminates employment with the Affiliated Companies on March 31, 1999. At that time, he is still a member of the CPC. His service under this Program ceases to accrue on March 31.

Example 2: The CPC is never dissolved, and Officer B continues to be a member of the CPC until December 31, 2005, though continuing to work for the Affiliated Companies after that date. His service under this Program ceases to accrue on December 31, 2005.

(c) Months of Benefit Service will be determined under the rules of the Qualified Plans for determining service after June 30, 2003 or the date after which the Participant is covered by a cash balance plan, if later. For periods of service prior to becoming a participant in a Cash Balance Plan, Benefit Service will be computed using the Special Elapsed Time Method.

Appendix G1 of the NGPP currently provides:

G1.02	Months of Benefit Service. A Participant is credited with one month of Benefit Service for each calendar month in which he or she earns one Benefit Hour.

G1.03	Benefit Hours. A Benefit Hour is determined as follows.

(a)	A Benefit Hour is each hour for which an Employee is paid, or entitled to payment, for the performance of duties as a Covered Employee for the Participating Companies during the applicable computation period.

(b)	A Benefit Hour is each hour for which an Employee is paid, or entitled to payment by the Participating Companies as a Covered Employee on account of a period during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, Incapacity, lay-off, jury duty, military duty or leave of absence. Notwithstanding the preceding sentence:

(1)	An hour for which a Covered Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to him or her if such payment is made or due under a plan maintained solely for the purpose of complying with applicable workmen’s compensation, or unemployment compensation or disability insurance laws; and

(2)	Benefit Hours are not required to be credited for a payment that reimburses an Employee solely for medical or medically related expenses incurred by the Employee.

(c)	For purposes of (b), a payment is deemed to be made by or due from the Participating Companies regardless of whether the payment is made by or due from the Participating Companies directly, or indirectly through, among others, a trust, fund, or insurer to which the Participating Companies contribute or pay premiums and regardless of whether contributions made or due to the trust, fund, insurer or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

(d)	A Benefit Hour is each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Participating Companies with respect to a period during which the individual was a Covered Employee. The same Benefit Hours shall not be credited both under (a) or (b), as the case may be, and under this subsection (d). Thus, for example, a Covered Employee who receives a back pay award following a determination that he or she was paid at an unlawful rate for Benefit Hours previously credited will not be entitled to additional credit for the same Benefit Hours.

(e)	A Benefit Hour includes any other hour that must be credited for benefit purposes under Department of Labor Regulations at 29 C.F.R. § 2530.200b-2, or any successor provision. Those regulations are incorporated by reference.

(f)	Certain Leaves of Absence.

(1)	For Disability Leave commencing after June 30, 2003, a Participant is credited with one month of Benefit Service for each calendar month or partial month of leave, up to a maximum of 24 months of Benefit Service.

(2)	For Disability Leave commencing before July 1, 2003, Benefit Service is determined under the plan that applied to the Participant as of the date the leave commenced.

(3)	For unpaid leaves of absence for periods of Incapacity, 8 Benefit Hours are awarded for each day of the leave, but only during the first 12 months of the leave. No more than 501 Benefit Hours are required to be credited to a Covered Employee on account of any single continuous period during which he or she performs no duties (whether or not that period occurs in a single computation period).

(4)	A Participant is credited with one month of Benefit Service for each month or partial month during which the Participant is on Military Leave. This applies only if the Participant was a Covered Employee when he or she left on Military Leave and he or she returns to employment with the Affiliated Companies while his or her employment rights are still protected by federal law. This paragraph (4) is intended to provide service credit only to the extent required by Code section 414(u).

EXHIBIT B

Eligible Pay

Section 2.28 of the NGPP currently provides:

2.28	Eligible Pay. Eligible Pay includes only certain types of compensation from a Participating Business Unit. See Article 7.

Section 7.03 of the NGPP currently provides:

7.03	Eligible Pay. This Section provides rules for determining how much Eligible Pay an Employee has for purposes of determining his or her benefits under this Article 7.

(a)	In General. Eligible Pay means amounts paid or made available to a Covered Employee by one of the Affiliated Companies for services performed for a Participating Business Unit.

(1)	Although Benefit Credits are earned only when Eligible Pay is actually paid, compensation’s status as Eligible Pay is determined when it is earned. So if compensation is earned when an individual is Covered Employee, it is Eligible Pay regardless of when it is paid.

(2)	Eligible Pay includes base pay and other elements of pay described in Exhibit B to the NGPP which lists the items that are included and excluded from the definition of Eligible Pay.

(b)	Eligible Pay Limit. Compensation counted under this Plan will be limited to the extent required by section 401(a)(17) of the Code. The amount, as so limited, can be taken into account at any time during the Plan Year.

(1)	This Section is only intended to implement section 401(a)(17) of the Code and is to be interpreted accordingly.

(2)	Compensation may not exceed $200,000, as indexed under the Code.

(3)	If section 401(a)(17) of the Code is amended, any additional limitations on counted compensation will automatically be applied without any further amendment of this Plan.

(c)	Disability Leave.

(1)	For a Participant on Disability Leave commencing after June 30, 2003, Benefit Credits continue to apply even if the Participant is not receiving his or her regular pay. During such a period, Eligible Pay is deemed to be the Participant’s daily rate of pay in effect on the last day of the month before the month in which the Disability leave began. In addition, Eligible Pay during the Disability Leave includes overtime pay and bonuses paid during the leave.

(2)	No amount will be imputed as Eligible Pay for any month following the earliest of: (i) 24 consecutive months of Disability Leave; (ii) the Employee’s return to active employment; (iii) the Employee’s termination of employment (determined in accordance with the Affiliated Companies’ payroll records); and (iv) the Employee’s death.

(3)	For Disability Leave commencing before July 1, 2003, see the provisions of the applicable plan in effect as of the date the leave commenced. Those provisions govern continuous periods of Disability Leave until the Employee returns to active service with the Affiliated Companies. Any subsequent periods of Disability Leave are subject to this Plan’s rules.

(d)	Military Leave. See Section E.03(b) [of the NGPP].

(e)	Other Leaves of Absence. For layoffs and leaves of absence not described in (c) or (d), a Participant receives Eligible Pay only to the extent that he or she receives compensation through the Company payroll. Accordingly, such a Participant will receive an allocation to his or her Benefit Credit Account only for those months during the leave in which pay is actually received.

(f)	Transfers. See Section G3.06 [of the NGPP].

Exhibit B to the NGPP currently provides:

“Eligible Pay” includes the following items:

•	At sea pay

•	Automatic rate progressions

•	Base pay

•	Bereavement

•	Commissions

•	Completion of work awards

•	Cost of living adjustments for domestic hourly employees

•	Disability leave pay

•	Domestic and international hardship adjustments

•	Domestic field bonus

•	Domestic Nonstandard work week pay

•	Employee retention incentive (ERI) pay

•	Extended work week pay

•	Flight pay or flight time bonus

•	Holiday pay

•	Incentive bonuses, including ProPay

•	Incentive Compensation Plan (ICP) bonus for elected officers

•	International hardship allowance

•	International hazardous duty allowance

•	Jury duty leave pay

•	Key employee achievement program (KEAP) pay

•	Key employee retention plan (KERP) pay

•	Location allowance (international allowance incentive payments)

•	Lump sum payments in lieu of a salary increase to the base rate

•	MAP/TAP/PAP awards

•	Military leave pay

•	Overseas allowance

•	Overtime pay

•	Personal absence pay

•	Personal leave pay

•	Pooled time off pay

•	Premium pay, including but not limited to:

•	Domestic field premium

•	Domestic firefighter premium

•	Domestic perimeter premium

•	Offsite premium-incentive only

•	Remote work site premium-incentives only

•	Team Leader Premium

•	Program development bonus

•	Program management bonus

•	Results sharing bonus payments

•	Retention bonuses

•	Special performance awards, including but not limited to:

•	Acquisition bonuses

•	Patent/Inventor awards

•	Program bonuses

•	Suggestion awards

•	Transition project bonuses

•	Shift differentials

•	Sick leave pay

•	Vacation pay

•	Voting leave pay

The following items are specifically excluded from “Eligible Pay”:

•	Area differential pay

•	Car allowance and miscellaneous expenses

•	Compensation deferred by (or paid to) the Participant under a nonqualified deferred compensation plan (including, but not necessarily limited to, the Northrop Grumman Deferred Compensation Plan)

•	Education/tuition reimbursement or payments

•	Executive perquisites

•	Expense reimbursement or allowances

•	Flex benefit dollars and opt-out dollars for medical/dental coverage

•	Foreign cost-of-living adjustments (overseas allowance, if used for COLA purposes)

•	Foreign shelter, furniture, transportation, and miscellaneous allowances

•	Gross up payments

•	Hiring and signing bonus

•	Home retention allowance

•	Imputed income

•	Instructor fees/stipends

•	Insurance allowances

•	Mileage and relocation reimbursement

•	Moving expenses (including home sale)

•	Overtime meal reimbursement

•	Parking reimbursement

•	Per diem reimbursement or allowance

•	Permanent separation allowance — payments or lump sum

•	Referral payments

•	Retention payment made pursuant to an agreement entered into by a Participating Business Unit with an Employee in exchange for the Employee’s agreement to waive his/her rights to a change in control severance plan or special agreement

•	Severance pay of all kinds, including change in control severance payments

•	Rideshare incentives

•	Sick pay excess carryover limit pay

•	Sick pay off during layoff/ termination

•	Stock option compensation and other stock based compensation

•	Special assignment incentive pay

•	Spousal travel reimbursement or allowance

•	Tax return preparation reimbursement

•	Travel expenses reimbursements

•	Uniform allowance

•	Vacation excess carryover limit pay

•	Vacation pay off during layoff/ termination

•	Vacation reimbursement for unused purchased vacation

•	Value of any non-cash awards

•	Vanpool driver allowance

Any other item not specifically included in Eligible Pay will be excluded from Eligible Pay

EXHIBIT C

Actuarial Assumptions

Section A.04 of the NGPP currently provides:

A.04	Actuarial Assumptions. For purposes of this Appendix A and Section D.02, the interest and mortality assumptions for distributions shall be the Applicable Interest Rate and the Applicable Mortality Table, as provided in the Uruguay Round Agreements Act, Public Law 103-465.

(a)	The Applicable Interest Rate is the average annual rate of interest under Code section 417(e)(3)(A)(ii)(II) for the fourth month immediately preceding the first day of the stability period.

(b)	The stability period is the Plan Month that contains the Annuity Starting Date for the distribution. During the stability period, the applicable interest rate remains constant.

(c)	The Applicable Mortality Table is the mortality table described in Code section 415(b)(2)(E)(v).

Appendix D of the NGPP currently provides:

D.01	Annuity Actuarial Equivalents. The following table shall be used to determine the Actuarial Equivalent of the Normal, Postponed and Early Retirement Benefits where payment is made in some form other than a lump sum as well as for determining the amount of the death benefits under Article 11. All factors shall be interpolated based upon age computed in accordance with the 16-day rule in Section 7.05(b). The factors are as follows:

Joint and Survivor Annuity, Contingent Annuitant and

Ten-Year Certain and Continuous Factors

Nearest Age	100%	50%	10-Year C&C
55.8700		.9300	.9810
56.8650		.9270	.9790
57.8600		.9240	.9770
58.8550		.9210	.9740
59.8500		.9180	.9710
60.8450		.9150	.9670
61.8400		.9120	.9630
62.8350		.9090	.9590
63.8300		.9060	.9540
64.8250		.9030	.9490
65.8200		.9000	.9420
66.8150		.8970	.9350
67.8100		.8940	.9270
68.8050		.8910	.9190
69.8000		.8880	.9100
70.7950		.8850	.8990
71.7900		.8820	.8880
72.7850		.8790	.8750
73.7800		.8760	.8610
74.7750		.8730	.8460

Nearest Age	100%	50%	10-Year C&C
75.7700		.8700	.8300
76.7650		.8670	.8130
77.7600		.8640	.7950
78.7550		.8610	.7760
79.7500		.8580	.7560
80.7450		.8550
81.7400		.8520
82.7350		.8490
83.7300		.8460
84.7250		.8430
85.7200		.8400
86.7150		.8370
87.7100		.8340
88.7050		.8310
89.7000		.8280
90.6950		.8250
91.6900		.8220
92.6850		.8190
93.6800		.8160
94.6750		.8130
95.6700		.8100
96.6650		.8070
97.6600		.8040
98.6550		.8010
99.6500		.7980
100.6450		.7950

Increase or decrease ..01 for each year contingent annuitant is more than five years older or younger than the participant. The total factor may not exceed 1.0000.

Level Income Option Factors

Level income option factors to Age 62 and Age 65 should be interpolated and rounded to four decimals.

Level Income to Age 62 and Age 65 Option
Age	To Age 62	To Age 65
55.5900		.4600
56.6300		.4900
57.6800		.5300
58.7300		.5700
59.7900		.6200
60.8500		.6700
61.9200		.7200
62	1.000	.7800
63	—	.8500
64	—	.9200
65	—	1.000

D.02	Lump Sum Actuarial Equivalents. In determining lump sum Actuarial Equivalents, the interest and mortality assumptions described in Section A.04 [generally, the applicable interest rate and applicable mortality table under sections 417 and 415 of the Internal Revenue Code] shall be used.

Section	F.09 of the CPC SERP currently provides:

F.09	Actuarial Assumptions: The following defined terms and actuarial assumptions will be used to the extent necessary to convert benefits to straight life annuity form commencing at the Participant’s Normal Retirement Date under Sections F.05 [concerning the limitation on benefits] and F.08 [concerning individual arrangements]:

Interest: Five percent (5%)

Mortality: The applicable mortality table under section 417(e)(3) of the Code, which would be used to calculate a lump sum value for the benefit under the Qualified Plans.

Increase in Code Section 415 Limit: 2.8% per year.

Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after commencement of benefits.

Section F.05 of the CPC SERP currently provides:

F.05	Benefit Limit. Accruals under Section F.04 will be limited as provided in this Section.

(a)	Accruals for a Participant under this Program may not exceed the lesser of (1) or (2) below, adjusted as described in (b):

(1)	60% of Final Average Salary; or

(2)	the amount calculated under Section G.04 above.

(b)	The amounts calculated under (1) and (2) above will be multiplied by any applicable early retirement factor and further reduced by the early retirement benefits the participant is eligible for, including all early retirement subsidies, supplements, and other such benefits, under all plans, programs, and arrangements maintained by the Company, whether qualified (excluding all defined contribution plans) or nonqualified (excluding contributory plans), including, but not limited to, the following:

(1)	the Qualified Plans and any other defined benefit plan qualified under section 401(a) of the Code which is maintained by the Affiliated Companies, was maintained by any other employer while it was an Affiliated Company, or was maintained by an Affiliated Company prior to being acquired by the Company;

(2)	the Northrop Grumman ERISA Supplemental Plan 1 and the Northrop Grumman Supplemental Plan 2, including the ERISA Supplemental Program 2 described in Appendix B of that plan;

(3)	the Grumman Corporation Supplemental Retirement Plan and the Grumman Excess Plan;

(4)	the Litton Restoration Plan (Part I benefits only), the Litton Restoration Plan II (Part I benefits only), and the Litton Supplemental Executive Retirement Plan;

(5)	any benefit enhancements under change-in-control Special Agreements (including enhancements for age and service) that Participants have entered into with the Company (“Special Agreements”) for those entitled to it; and

(6)	any other Company plan, program, arrangement or individual contract which provides a nonqualified, defined benefit pension benefit.

(c)	The limits in (a) may not be exceeded even after the benefits under this Program have been enhanced by the benefit under Special Agreements enhancing age and service.

(d)	For purposes of the offset in (b):

(1)	in the event a Participant’s benefit under this Program commences prior to reaching age 65, benefits under this Program will be offset for the plans described in (b) by converting the benefits paid or payable from such plans to an actuarially equivalent single life annuity benefit commencing upon the earliest retirement age under this Program. For this purpose, the benefit will be converted to an early retirement benefit under each applicable plan’s terms and adjusted for different normal forms of benefits or different commencement dates using the actuarial assumptions of Section F.09;

(2)	in the event a Participant’s benefit under this Program or any plan described in (b) commences upon reaching age 65, benefits under all the plans will be compared on the basis of a single, straight life annuity commencing at age 65 using the assumptions stated in Section F.09; or

(3)	in the event a participant has previously received a distribution from one of the applicable Qualified Plans for a period of prior service that is included for purposes of calculating a benefit under this Program, that previously received benefit will not true-up with any other plan upon retirement, but will be treated as accrued separately for all purposes and included for purposes of the Benefit Limit.

(e)	For purposes of this Section, Final Average Salary will be calculated without regard to the limits in section 401(a)(17) of the Code.

(f)	Grandfathered Minimum Benefit. For active Participants under the Program as of June 30, 2003, their benefit at any point in time will never be less than the benefit as computed under the terms of the Program, as they existed on June 30, 2003.

Section	F.08 of the CPC SERP currently provides:

F.08	Individual Arrangements: This Section applies to a Participant who has an individually-negotiated arrangement with the Company for supplemental retirement benefits.

(a)	Intent: It is the intent of this Section to coordinate the benefits under this Program with those of any individually-negotiated arrangement. Participants with such arrangements will be paid the better of the benefits under the arrangement or under Sections F.04 or F.07 (as limited by F.05).

(b)	No duplication of benefits: In no case will duplicate benefits be paid under this Program and such an individual arrangement. Any payments under this Program will be counted toward the Company’s obligations under an individual arrangement, and vice-versa.

(c)	If the individually-negotiated arrangement provides a benefit in excess of the one payable under this Program, then the individual benefit will be substituted as the benefit payable under this Program (even if it exceeds the limit under F.05).

(d)	In order to determine which benefit is greater, all benefits will be compared on the basis of an actuarial equivalent single, straight life annuity commencing at the Participant’s Normal Retirement Date.

(e)	For purposes of (d), the individually-negotiated benefit will be determined in accordance with all of its terms and conditions. Nothing in this Section is meant to alter any of those terms and conditions.

(f)	This Section does not apply to the Special Agreements.

EXHIBIT D

Lump Sum Election

Article 3 of ERISA 2 currently provides:

3.01	In General. This Article sets forth the rules under which Participants may elect to receive their benefits in a lump sum. Except as provided in Section 3.07, this Article does not apply to active employees (as defined in Section 3.04) in cases where benefits do not exceed $10,000 and so are automatically payable in lump sum form under Section 2.02.

This Article will not apply if a particular Program so provides.

3.02	Retirees Election. Participants and Participants’ beneficiaries already receiving monthly benefits under the Plan at its inception will be given a one-time opportunity to elect a lump sum payout of future benefit payments.

(a)	The election must be made within a 45-day period determined by the Company. Within its discretion, the Company may delay the commencement of the 45-day period in instances where the Company is unable to timely communicate with a particular payee.

(b)	The determination as to whether a payee is already receiving monthly benefits will be made at the beginning of the 45-day period.

(c)	An election to take a lump sum must be accompanied by a waiver of the existing retiree medical benefits by those Participants (and their covered spouses or surviving spouses) entitled either to have such benefits entirely paid for by the Company or to receive such benefits as a result of their classification as an employee under Executive Class Code II.

Following the waiver, waiving Participants (and covered spouses or surviving spouses) will be entitled to the coverage offered to employees who are eligible for Senior Executive Retirement Insurance Benefits in effect as of July 1, 1993. The cost charged to the retirees for this coverage will be determined as if the retiree had been employed 20 or more years by the Company.

(d)	If the person receiving payments as of the beginning of the 45-day period dies prior to making a lump sum election, his or her beneficiary, if any, may not make the lump sum election.

(e)	Elections to receive a lump sum (and waivers under (c)) must be made in writing and must include spousal consent if the payee (whether the Participant or beneficiary) is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.

(f)	An election (with spousal consent, where required) to receive the lump sum made at any time during the 45-day period will be irrevocable. If no proper election has been made by the end of the 45-day period, payments will continue unchanged in the monthly form that had previously been applicable.

3.03	Retirees Lump Sum. If a retired Participant or beneficiary makes a valid election under Section 3.02 within the 45-day period, monthly payments will continue in the previously applicable form for 12 months (assuming the payees live that long).

(a)	As of the first of the 13th month, the present value of the remaining benefit payments will be paid in a single lump sum to the Participant, if alive, or, if not, to the beneficiary under the previously applicable form of payment.

(b)	No lump sum payment will be made if:

(1)	The Participant is receiving monthly benefit payments in a form that does not provide for survivor benefits and the Participant dies before the time the lump sum payment is due.

(2)	The Participant is receiving monthly benefit payments in a form that does provide for survivor benefits but the Participant and the beneficiary die before the time the lump sum payment is due.

(c)	The following rules apply where payment is being made in the form of a 10-year certain and continuous life annuity option:

(1)	If the Participant is deceased at the commencement of the 45-day election period, the surviving beneficiary may not make the election if there are less than 13 months left in the 10-year certain period.

(2)	If the Participant elects the lump sum and dies prior to the first of the 13th month:

(A)	if the 10-year certain period has already ended, all monthly payments will cease at the Participant’s death and no lump sum payment will be made;

(B)	if the 10-year certain period ends after the Participant’s death and before the beginning of the 13th month, monthly payments will end at the end of the 10-year certain period and no lump sum payment will be made; and

(C)	if the 10-year certain period ends after the beginning of the 13th month, monthly payments will continue through the 12th month, and a lump sum payment will be made as of the first of the 13th month, equal to the present value of the remaining benefit payments.

3.04	Actives Election. Active Participants may elect to have their benefits paid in the form of a single lump sum under this Section.

(a)	A Participant is considered to be “Active” under this Section if he or she is still employed by the Affiliated Companies on or after the beginning of the initial 45-day period referred to in Section 3.02.

(b)	An election to take a lump sum may be made at any time during the 60-day period prior to Termination of Employment and covers both—

(1)	Benefits payable to the Participant during his or her lifetime, and

(2)	Survivor benefits (if any) payable to the Participant’s beneficiary, including preretirement death benefits (if any) payable to the Participant’s spouse.

(c)	An election does not become effective until the earlier of:

(1)	the Participant’s Termination of Employment, or

(2)	the Participant’s death.

Before the election becomes effective, it may be revoked.

If a Participant does not have a Termination of Employment within 60 days after making an election, the election will never take effect.

(d)	An election may only be made once. If it fails to become effective after 60 days or is revoked before becoming effective, it cannot be made again at a later time.

(e)	After a Participant has a Termination of Employment, no election can be made.

(f)	If a Participant dies before making a lump sum election, his or her spouse may not make a lump sum election with respect to any benefits which may be due the spouse.

(g)	Elections to receive a lump sum must be made in writing and must include spousal consent if the Participant is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.

3.05	Actives Lump Sum—Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.04 has a Termination of Employment after he or she is entitled to commence benefits under the Pension Plans, payments will be made in accordance with this Section.

(a)	Monthly benefit payments will be made for up to 12 months, commencing the first of the month following Termination of Employment. Payments will be made:

(1)	in the case of a Participant who is not married on the date benefits are scheduled to commence, based on a straight life annuity for the Participant’s life and ceasing upon the Participant’s death should he or she die before the 12 months elapse, or

(2)	in the case of a Participant who is married on the date benefits are scheduled to commence, based on a joint and survivor annuity form—

(A)	with the survivor benefit equal to 50% of the Participant’s benefit;

(B)	with the Participant’s spouse as the survivor annuitant;

(C)	determined by using the contingent annuitant option factors used to convert straight life annuities to 50% joint and survivor annuities under the Northrop Retirement Plan; and

(D)	with all payments ceasing upon the death of both the Participant and his or her spouse should they die before the 12 months elapse.

(b)	As of the first of the 13th month, the present value of the remaining benefit payments will be paid in a single lump sum. Payment of the lump sum will be made to the Participant if he or she is still alive, or, if not, to his or her surviving spouse, if any.

(c)	No lump sum payment will be made if:

(1)	The Participant is receiving monthly benefit payments in the form of a straight life annuity and the Participant dies before the time the lump sum payment is due.

(2)	The Participant is receiving monthly benefit payments in a joint and survivor annuity form and the Participant and his or her spouse both die before the time the lump sum payment is due.

(d)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:

(1)	the Participant dies after making a valid lump sum election but prior to commencement of any benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.

3.06	Actives Lump Sum—Not Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.04, has a Termination of Employment before he or she is entitled to commence benefits under the Pension Plans, payments will be made in accordance with this Section.

(a)	No monthly benefit payments will be made.

(b)	Following Termination of Employment, a single lump sum payment of the benefit will be made on the first of the month following 12 months after the date of the Participant’s Termination of Employment.

(c)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:

(1)	the Participant dies after making a valid lump sum election but prior to commencement of any benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.

(d)	No lump sum payment will be made if the Participant is unmarried at the time of death and dies before the time the lump sum payment is due.

3.07	Lump Sums with CIC Severance Plan Election. A Participant who elects lump sum payments of all his or her nonqualified benefits under the CIC Plans is entitled to have his or her benefits paid as a lump sum calculated under the terms of the applicable CIC Plan. Otherwise, benefit payments are governed by the general provisions of this Article, which provide different rules for calculating the amount of lump sum payments.

3.08	Calculation of Lump Sum. The factors to be used in calculating the lump sum are as follows:

Interest: Whichever of the following two rates that produces the smaller lump sum:

(1)	the discount rate used by the Company for purposes of Statement of Financial Accounting Standards No. 87 of the Financial Accounting Standards Board as disclosed in the Company’s annual report to shareholders for the year end immediately preceding the date of distribution, or

(2)	the applicable interest rate under section 417(e)(3) of the Code that would be used to calculate a lump sum value for the benefit under the Pension Plans.

Mortality: the applicable mortality table under section 417(e)(3) of the Code, which would be used to calculate a lump sum value for the benefit under the Pension Plans.

Increase in Section 415 Limit: 4% per year.

Age: Age rounded to the nearest month on the date the lump sum is payable.

Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after the date the lump sum is payable.

The annuity to be converted to a lump sum will be the remaining annuity currently payable to the Participant or his or her beneficiary at the time the lump sum is due.

For example, assume a Participant is receiving benefit payments in the form of a 50% joint and survivor annuity.

If the Participant and the survivor annuitant are both still alive at the time the lump sum payment is due, the present value calculation will be based on the remaining benefits that would be paid to both the Participant and the survivor in the annuity form.

If only the survivor is alive, the calculation will be based solely on the remaining 50% survivor benefits that would be paid to the survivor.

If only the Participant is alive, the calculation will be based solely on the remaining benefits that would be paid to the Participant.

In the case of a Participant who dies prior to commencement of benefits under this Plan so that only a preretirement surviving spouse benefit (if any) is payable, the lump sum will be based solely on the value of the preretirement surviving spouse benefit.

In the case of a lump-sum under Section 3.07 (related to lump sums with a CIC Severance Plan election), the lump-sum amount will be calculated as described in that section and the rules of this Section 3.08 are not used.

3.09	Spousal consent. Spousal consent, as required for elections as described above, need not be obtained if the Company determines that there is no spouse or the spouse cannot be located.

EXHIBIT E

Optional Forms of Payment

Section 2.02 of ERISA 2 currently provides:

2.02	Forms and Times of Benefit Payments. Unless particular rules regarding the form and timing of benefit payments are set forth in a Program, the Company will determine the form and timing of benefit payments in its sole discretion, except where a lump sum election under Article III [containing the rules regarding the election of a lump-sum distribution under the CPC SERP] is applicable.

For payments made to supplement those of a particular tax-qualified retirement or savings plan, the Company will only select among the options available under that plan, using the same actuarial adjustments used in that plan, except in cases of lump sums.

Whenever the present value of the amount payable under the Plan does not exceed $10,000, it will be paid in the form of a single lump sum as of the first of the month following Termination of Employment. The lump sum will be calculated using the factors and methodology described in Section 3.07 below.

No payments will commence under this Plan until a Participant has a Termination of Employment, even in cases where benefits have commenced under a Pension Plan for Participants over age 70 1/2.

Sections 10.06 through 10.11 of the NGPP currently provide:

10.06	50% Joint and Survivor Option. Under this option, the Participant is paid a reduced monthly benefit for life and then, if the Participant’s spouse is still alive, a benefit equal to 50% of the Participant’s monthly benefit is paid to the spouse for the remainder of his or her life. If the spouse is not still alive when the Participant dies, no further payments are made.

10.07	100% Joint and Survivor Option. Under this option, the Participant is paid a reduced monthly benefit for life and then, if the Participant’s spouse is still alive, a benefit equal to 100% of the Participant’s monthly benefit is paid to the spouse for the remainder of his or her life. If the spouse is not still alive when the Participant dies, no further payments are made.

10.08	Contingent Annuitant Option. Under this option, the Participant is paid a reduced monthly benefit for life and then, if the Participant’s beneficiary is still alive, a monthly benefit is paid to the beneficiary for the remainder of his or her life which is equal to 50% or 100% of the monthly benefit paid to the Participant. If the beneficiary is not still alive when the Participant dies, no further payments are made.

10.09	Straight Life Annuity Option. Under this option, the Participant is paid a monthly benefit for life. No payments are made after the Participant dies.

10.10	Ten-Year Certain and Continuous Option. Under this option, the Participant is paid a reduced monthly benefit for life with the provision that should the Participant die within ten years of his or her retirement date, the Participant’s beneficiary will receive the same monthly payment that the Participant was receiving for the balance of the 10-year period that began with the Participant’s retirement date.

(a)	Payments to the beneficiary will end as of the 10th anniversary of the Participant’s retirement date. If the last beneficiary dies before all payments owing to him or her have been made, the remainder shall be paid in a lump sum to his or her estate.

(b)	If the beneficiary dies while the Participant is still alive and before the end of the 10-year period, the Participant may name another beneficiary.

(1)	The naming of a new beneficiary is subject to the spousal consent requirements if the Participant is married.

(2)	If the Participant was married at the Annuity Starting Date and is not married to the same person at the time of the beneficiary’s death, the Participant must obtain the consent of the spouse to whom he or she was married at the Annuity Starting Date to name a new beneficiary, unless otherwise provided in a Qualified Domestic Relations Order, or unless that spouse has died or spousal consent need not be obtained under Section 10.13(b). If spousal consent is not necessary under the preceding sentence, the Participant may name a new beneficiary without spousal consent, even if the Participant is married at the time he or she names a new beneficiary. If spousal consent must be obtained and is not obtained, any benefits due the beneficiary will be paid in a lump sum to the Participant’s estate.

(c)	If the Participant does not die within 10 years after his or her retirement date, payments will continue to the Participant for the rest of his or her life in the same amount and no payments will be made to anyone following the Participant’s death.

10.11	Level Income Option. Under this option, a Participant is paid an adjusted monthly benefit for life with payments before age 62 (or age 65, if the Participant so elects) which are higher than those made after that age.

(a)	The purpose of this option is to provide (on an Actuarial Equivalent basis) monthly payments before age 62 (or age 65) approximately equal to the sum of the monthly payment from the Plan after age 62 (or age 65) and the Participant’s Social Security benefit. For purposes of calculating the option, the Participant is assumed to commence Social Security benefits at age 62 (or age 65). No payments are made after the Participant dies. This option may not be elected if the benefit at age 62 (or age 65) would be $25 per month or less.

(b)	This option is available only to Participants who terminate employment after attaining Early Retirement Age and commence benefits before age 65. Thus, this option is not available for a Deferred Vested Retirement Benefit.

(c)	Special Rule for Prorating Amount of Social Security Benefits.

(1)	In General. Except as provided in (2), the monthly payments under this option are computed using the estimated total amount of a Participant’s Social Security benefits at age 62 (or age 65).

(2)	Special Proration Rule.

(A)	For Participants described in (B), a prorated amount of the Participant’s Social Security benefits is taken into account for each component of the Participant’s Accrued Benefit. For this purpose, a Participant’s Accrued Benefit consists of three components: the Predecessor Plan Accrued Benefit, the Transition Period Accrued Benefit, and the Projected Cash Balance Benefit. The amount taken into account is the amount bearing approximately the same ratio to the Participant’s total Social Security benefits that each component of the Participant’s monthly benefits under this Plan bears to all of his or her monthly benefits under this Plan.

(B)	The special proration rule in (A) applies to a Participant who has an Accrued Benefit attributable to the Projected Cash Balance Benefit and to one or both of the Predecessor Plan Accrued Benefit and the Transition Period Accrued Benefit.

EXHIBIT F

Claims Procedures

Sections 15.15 through 15.17 of the NGPP currently provide:

15.15	Claims Procedures. No benefits will be paid under the Plan unless a proper claim is submitted to the Committee for them. The Committee will meet from time to time to review applications for benefits submitted to it. The procedures for claims denials and seeking review of a denial or partial denial of a claim for benefits are described in this Section.

(a)	Notification to claimant of decision. Notice of decision on any claim for benefits shall be furnished to the claimant within 60 days after receipt of the claim by the Committee. A claimant may deem his or her claim to be denied for purposes of further review described below in the event a decision is not furnished to the claimant within such 60-day period.

(b)	Content of notice. Every claimant who is denied a claim for benefits in whole or in part shall receive a written notice setting forth in a manner calculated to be understood by the claimant:

(1)	The specific reason or reasons for the denial;

(2)	Specific reference to pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	Appropriate information as to the steps to be taken if the participant or beneficiary wishes to submit his or her claim for review including the time limits set forth in subsections (e) and (f).

(c)	Review procedure. A claimant whose claim has been denied in whole or in part or his or her duly authorized representative may:

(1)	Request a review of the denied claim upon written application to the Committee setting forth:

(A)	All of the grounds upon which his or her request for review is based and any facts in support of his or her request, and

(B)	Any issues or comments which the applicant deems pertinent to his or her application; and

(2)	Review pertinent documents.

(d)	Hearings. In appropriate cases, the Committee may provide for a hearing to be conducted with respect to the review of any claim. In such event, the Committee shall give notice of such hearing to the claimant affected, as well as the procedures for the hearing, such as the length of the hearing, whether witnesses may be presented, whether cross-examination will be allowed and any other matters which the Committee considers pertinent.

(e)	Time For Seeking Review. A claimant may seek review of a denied claim within 65 days after receipt by the claimant of written notification of the denial or partial denial of the claim. Under extraordinary circumstances, the Plan may extend this time period.

(f)	Decision on review.

(1)	A decision by the Committee shall be made promptly, and shall not ordinarily be made later than 60 days after the Committee’s receipt of a request for review.

(2)	The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan or other documents governing the Plan on which the decision is based.

(3)	The decision on review shall be furnished to the claimant within the appropriate time described in paragraph (1) of this subsection. If the decision on review is not furnished within such time, the claim shall be deemed denied on review.

(4)	The decision of the Committee on any application for benefits shall be final and conclusive upon all persons if supported by substantial evidence in the record.

(g)	Disclosure of Claim Procedures. All Plan participants will be given a description of the claims procedures, which shall include a description of the time limits set forth in (a), (e) and (f), within a reasonable time after joining the Plan.

15.16	Exhaustion Requirement.

(a)	A claimant must exhaust the claims procedures described in Section 15.15 before he may bring a legal action in court against any of the Plan Parties.

(b)	This Section 15.16 applies if Section 15.15(a) applies; that is, if a claimant does not receive payment of the benefits he believes he is entitled to under the Plan or has any other grievance with respect to his benefits under the Plan.

(c)	“Plan Parties” means the Plan, the Company and any Affiliated Company and their respective boards of directors, the Trustee, the Committee, the Investment Committee, and the employees or agents of these entities.

15.17	Time Limitations.

(a)	A claimant may not file a claim in accordance with Section 15.15 later than three years from the time the claim arises under (d).

(b)	A claimant may not bring a legal action against the Plan Parties (as defined in Section 15.16(c)) in court after the latest of:

(1)	Three years from the time the claim arises (within the meaning of (d));

(2)	July 1, 2004 (one year after the date this provision took effect); and

(3)	If a claim is made in accordance with Section 15.15 within the time periods described in (b)(1) or (b)(2) above, 90 days from the final disposition of the claim by the Committee.

(c)	If the statute of limitations period for filing suit on a claim expires prior to the time limit in (b), this Section is not intended to permit suit to be filed after the end of the statute of limitations period. In other words, suit must be filed by the earlier of the end of the statute of limitations period or the time limit in (b).

(d)	When a Claim Arises.

(1)	A claim arises no later than the earliest of the following:

(A)	For any claimant, the Committee’s initial denial of the claimant’s claim for benefits (whether the denial is in writing or because the review period expires without any action);

(B)	For any claimant, the commencement of the claimant’s benefits; or

(C)	The latest of:

(i)	In the case of a Participant’s (or former Participant’s) claim, his Normal Retirement Date;

(ii)	In the case of a Participant’s (or former Participant’s) claim, his termination of employment; or

(iii)	In the case of any claimant, 90 days after the first statement of pension benefits is furnished to him.

(2)	To the extent the claim of a beneficiary or alternate payee is based on the amount of benefits a Participant had earned, the claim arises at the same time for the beneficiary or alternate payee as it would for the Participant. This does not apply to the extent the claim relates only to the beneficiary’s or alternate payee’s rights.

Example 1: A Beneficiary claims that his survivor benefit should be larger because the Participant’s benefit should have been larger. In this case, the Beneficiary’s claim arises no later than a claim by the Participant would have arisen.

Example 2: A Beneficiary claims that she should get the Participant’s survivor benefit rather than some other person. This claim arises only by reference to the beneficiary herself and so is not subject to the same time limits as a claim by the Participant.

(3)	This subsection only sets the latest date a claim will be deemed to arise. A claim may arise earlier, at the time a claim arises for statute of limitations purposes.

Exhibit B to Employment Agreement

EXECUTIVE PERQUISITE SUMMARY

EXECUTIVE VEHICLE ALLOWANCE

The Allowance includes consideration for the cost of vehicle insurance, licensing, inspections, routine maintenance (such as oil changes), normal wear (such as tires and brakes) and nominal business use. No separate reimbursement for business use of your vehicle will be provided.

The Allowance amount is currently $15,000 annually, payable in pay period increments (weekly, semi-monthly, etc.). The Company will also reimburse expenses for fuel and washes.

FINANCIAL PLANNING AND INCOME TAX RETURN PREPARATION

The Financial Planning and Income Tax Return Preparation Program can assist you in developing your personal financial plans. Under this program, you may select any reputable professional financial planning, tax return preparation, or accounting firm.

The program provides reimbursement of billed charges for financial planning and/or income tax return preparation services. This includes fees incurred for the preparation or revision of trusts, wills and related legal documents. There is a maximum payment of $9,000 per year of program participation.

CLUB MEMBERSHIPS

Club Membership reimbursement under the Executive Perquisite Program provides you reimbursement of certain costs of membership in a social, luncheon, athletic or country club.

Under this program, the company will reimburse the cost, to a maximum of $5,000 per year, for initiation fees, monthly dues, and general club assessments for two clubs. Locker fees, greens fees, cart rentals, apparel or accessories, food (including food reserves or minimums), lessons and the like will not be reimbursed.

TRAVEL BENEFITS

First-Class Air Travel

For air travel of two hours or longer, you may fly first class.

Airline Clubs

The company will reimburse you for membership in two airline clubs.

PERSONAL LIABILITY INSURANCE

The personal liability insurance under the Executive Perquisite Program provides you with $5,000,000 coverage anywhere in the world. As with all insurance policies, there are certain requirements and limitations of which you should be aware.

The liability coverage provided by this program requires that you obtain and maintain specified minimum underlying coverage through your current personal insurance policies.

EXECUTIVE PHYSICAL EXAMINATIONS

Each year you may have a comprehensive physical examination at the location of your choice. You may also elect to go to your personal physician. Your medical plan covers up to $1,500 for the exam or one of the alternatives listed below.

B-1

INSURANCE

AD& D - 6 x salary to $1,000,000 maximum

LIFE - 3 x salary to $2,000,000 maximum

LTD - 75% of salary to a maximum of $25,000 per month

MEDICAL

Fully insured 100% coverage, no deductible, no co-pays for executive and eligible dependents. $2,000,000 lifetime maximum. Requires employee premium contributions.

DENTAL

Fully insured 100% coverage, no deductible, no co-pays for executive and eligible dependents. $4,000 annual maximum. Requires employee premium contributions.

VISION

Reimbursement to $250 per year.

B-2

EXHIBIT C TO EMPLOYMENT AGREEMENT

NORTHROP GRUMMAN CORPORATION

MARCH 2004 SPECIAL AGREEMENT

THIS AGREEMENT is made and entered into by and between Northrop Grumman Corporation, a Delaware corporation (hereinafter referred to as the “Company”) and Charles H. Noski (hereinafter referred to as the “Executive”).

RECITALS

The Board of Directors of the Company has approved the Company entering into a severance agreement with the Executive.

The Executive is a key executive of the Company.

Should the possibility of a Change in Control of the Company arise, the Board believes it imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its stockholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

Should the possibility of a Change in Control arise, in addition to his regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company in the face of these circumstances and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1. Term

This Agreement shall be effective as of December 1, 2003 (the “Effective Date”). This Agreement will continue in effect through February 28, 2007. However, at the end of such period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice at least six (6) months prior to the end of such term, or extended term, to the Executive that this Agreement will not be extended, and if such notice is timely given this Agreement will terminate at the end of the term then in progress; provided, however, that this provision for automatic extension shall have no application following a Change in Control.

However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive. Any subsequent Change in Control (“Subsequent Change in Control”) that occurs during the original or any extended term shall also continue the term of this Agreement until the later of: (i) twenty-four (24) months beyond the month in which such Subsequent Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive; provided, however, that if a Subsequent Change in Control occurs, it shall only be considered a Change in Control under this Agreement if it occurs no later than twenty-four (24) months after the immediately preceding Change in Control or Subsequent Change in Control.

Article 2. ERISA

This Agreement is intended as part of a severance program of the Company that constitutes (i) a pension plan within the meaning of Section 3(2) of ERISA, and (ii) an unfunded pension plan maintained by the Company for a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 2520.104-23 promulgated under ERISA, and Sections 201, 301, and 401 of ERISA.

Article 3. Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Agreement” means this March 2004 Special Agreement.

(b)	“Base Salary” means the salary of record paid to the Executive by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.

(c)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)	“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 11.2.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cause” shall mean the occurrence of either or both of the following:

(i)	The Executive’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or

(ii)	The willful engaging by the Executive in misconduct that is significantly injurious to the Company. However, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(g)	“Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i)

Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate of the Company or a successor) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i): (A) “Person” or “group” shall not include underwriters acquiring newly issued voting securities (or securities convertible into voting securities) directly from the Company with a view towards distribution, (B) creditors of the Company who become stockholders of the Company in connection with any bankruptcy of the Company under the laws of the United States shall not, by virtue of such bankruptcy, be deemed a “group” or a single Person for the purposes of this clause (i) (provided that any one of such creditors may trigger a Change in Control pursuant to this clause (i) if such creditor’s ownership of Company securities equals or exceeds the foregoing threshold), and (C) an acquisition shall not constitute a Change in Control if made by an entity pursuant to a transaction that is covered by and does not otherwise constitute a Change in Control under clause (iii) below;

(ii)	On any day after the Effective Date (the “Measurement Date”) Continuing Directors cease for any reason to constitute either: (1) if the Company does not have a Parent, a majority of the Board; or (2) if the Company has a Parent, a majority of the Board of Directors of the Controlling Parent. A director is a “Continuing Director” if he or she either:

(1)	was a member of the Board on the applicable Initial Date (an “Initial Director”); or

(2)	was elected to the Board (or the Board of Directors of the Controlling Parent, as applicable), or was nominated for election by the Company’s or the Controlling Parent’s stockholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.

A member of the Board (or Board of Directors of the Controlling Parent, as applicable) who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (2) above if his or her election, or nomination for election by the Company’s or the Controlling Parent’s stockholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office.

“Initial Date” means the later of (1) the Effective Date or (2) the date that is two (2) years before the Measurement Date.

(iii)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than sixty percent (60%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, is a Parent of the Company or the successor of the Company) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent of the Company or any successor of the Company or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or a Parent of the Company or the successor entity) Beneficially Owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of twenty-five percent (25%) existed prior to the Business Combination, and (3) a Change in Control is not triggered pursuant to clause (ii) above with respect to the Company (including any successor entity) or any Parent of the Company (or the successor entity).

(iv)	A complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control of the Company under clause (iii) above.

Notwithstanding the foregoing, in no event shall a transaction or other event that occurred prior to the Effective Date constitute a Change in Control. Notwithstanding anything in clause (iii) above to the contrary, a change in ownership of the Company resulting from creditors of the Company becoming stockholders of the Company in connection with any bankruptcy of the Company under the laws of the United States shall not trigger a Change in Control pursuant to clause (iii) above.

(h)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(i)	“Committee” means the Compensation and Management Development Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation and Management Development Committee.

(j)	“Company” means Northrop Grumman Corporation, a Delaware corporation (including, for purposes of determining whether the Executive is employed by the Company, any and all subsidiaries specified by the Committee), or any successor thereto as provided in Article 10.

(k)	“Controlling Parent” means the Company’s Parent so long as a majority of the voting stock or voting power of that Parent is not Beneficially Owned, directly or indirectly through one or more subsidiaries, by any other Person. In the event that the Company has more than one “Parent,” then “Controlling Parent” shall mean the Parent of the Company the majority of the voting stock or voting power of which is not Beneficially Owned, directly or indirectly through one or more subsidiaries, by any other Person.

(l)	“Disability” means disability as defined in the Company’s long-term disability plan in which the Executive participates at the relevant time or, if the Executive does not participate in a Company long-term disability plan at the relevant time, as such term is defined in the Company’s principal long-term disability plan that generally covers the Company’s senior-level executives at that time.

(m)	“Effective Date” means December 1, 2003.

(n)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs.

(o)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(q)	“Executive” means the individual identified in the first sentence, and on the signature page, of this Agreement.

(r)	“Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i)	A material reduction in the nature or status of the Executive’s authorities, duties, and/or responsibilities, (when such authorities, duties, and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided that if the Executive is a vice president, for purposes of the preceding phrase the Executive’s loss of vice president status (other than a promotion to a higher level officer) will constitute Good Reason. In addition, Good Reason will be deemed to exist if the Executive’s reporting relationship is diminished from the Executive’s reporting relationship in effect on the day immediately prior to the start of the Protected Period (for example, if the Executive reports directly to the Company’s Chief Executive Officer on the day immediately prior to the start of the Protected Period, Good Reason will be deemed to exist if the Executive’s reporting relationship is changed such that the Executive no longer reports directly to the Chief Executive Officer of the Company or any Parent or directly to the Board of Directors of the Company or any Parent).

(ii)	A reduction by the Company in the Executive’s Base Salary as in effect on the Effective Date or as the same shall be increased from time to time.

(iii)	A significant reduction by the Company of the Executive’s aggregate incentive opportunities under the Company’s short and/or long-term incentive programs, as such opportunities exist on the Effective Date, or as such opportunities may be increased after the Effective Date. For this purpose, a significant reduction in the Executive’s incentive opportunities shall be deemed to have occurred in the event his targeted annualized award opportunities and/or the degree of probability of attainment of such annualized award opportunities are diminished by the Company from the levels and probability of attainment that existed as of the Effective Date.

(iv)	The failure of the Company to maintain (x) the Executive’s relative level of coverage and accruals under the Company’s employee benefit and/or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date, both in terms of the amount of benefits provided, and amounts accrued and (y) the relative level of the Executive’s participation in such plans, policies, practices, or arrangements on a basis at least as beneficial as, or substantially equivalent to, that on which the Executive participated in such plans immediately prior to the Effective Date. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive’s level of coverage under all such programs must be at least as great as is provided to executives who have the same or lesser levels of reporting responsibilities within the Company’s organization.

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 10.

(vi)	Any purported termination by the Company of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.8 and for purposes of this Agreement, no such purported termination shall be effective.

(vii)	The Executive is informed by the Company that his or her principal place of employment for the Company will be relocated to a location that is greater than fifty (50) miles away from the Executive’s principal place of employment for the Company at the start of the corresponding Protected Period; provided that, if the Company communicates an intended effective date for such relocation, in no event shall Good Reason exist pursuant to this clause (vii) more than ninety (90) days before such intended effective date.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein.

(s)	“Parent” means an entity that Beneficially Owns a majority of the voting stock or voting power of the Company, or all or substantially all of the Company’s assets, directly or indirectly through one or more subsidiaries.

(t)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(u)	“Qualifying Termination” has the meaning given to such term in Sections 4.3(a) and 4.3(b).

(v)	“Severance Benefits” means the payments and/or benefits provided in Section 4.4.

Article 4. Severance Benefits

4.1. Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 4.4, if the Executive has incurred a Qualifying Termination.

The Executive shall not be entitled to receive Severance Benefits if his employment terminates (regardless of the reason) before the Protected Period (as such term is defined in Section 4.3(d)) corresponding to a Change in Control of the Company or more than twenty-four (24) months after the date of a Change in Control of the Company.

4.2. Services During Certain Events. In the event a Person begins a tender or exchange offer, circulates a proxy to stockholders of the Company, or takes other steps seeking to effect a Change in Control, the Executive agrees that he will not voluntarily leave the employ of the Company and will continue to render services until the later of (i) the date such Person has abandoned or terminated his or its efforts to effect a Change in Control, and (ii) the date that is six (6) months after a Change in Control has occurred. Notwithstanding the foregoing, the Company may terminate the Executive’s employment for Cause at any time, and the Executive may terminate his employment at any time after the Change in Control for Good Reason.

4.3. Qualifying Termination.

(a)	Subject to Sections 4.3(e), 4.3(f), 4.5, 4.6 and 4.7, the occurrence of any one or more of the following events within the Protected Period corresponding to a Change in Control of the Company, or within twenty-four (24) calendar months following the date of a Change in Control of the Company shall constitute a “Qualifying Termination”:

(i)	An involuntary termination of the Executive’s employment by the Company for reasons other than Cause;

(ii)	A voluntary termination of employment by the Executive for Good Reason;

(iii)	A successor company fails or refuses to assume by written instrument the Company’s obligations under this Agreement, as required by Article 10; or

(iv)	The Company or any successor company repudiates or breaches any of the provisions of this Agreement.

(b)	Subject to Sections 4.3(e), the Executive shall also be deemed to have had a “Qualifying Termination” if each of the following conditions is satisfied:

(i)	A Change in Control of the Company occurs; and

(ii)	At any time after the start of the Protected Period corresponding to such Change in Control and on or before the last day of the twelfth (12th) month following the month in which the Change in Control occurs, the Chief Executive Officer of the Company on the day immediately prior to the start of such Protected Period ceases for any reason (other than due to either (a) the death of the Chief Executive Officer, (b) the Chief Executive Officer’s termination of employment due to his or her disability (within the meaning of the Company’s long-term disability plan in which the Chief Executive Officer participates at the relevant time or, if the Chief Executive Officer does not participate in a Company long-term disability plan at the relevant time, as such term is defined in the Company’s principal long-term disability plan that generally covers the Company’s senior-level executives at that time), or (c) the Chief Executive Officer’s termination of employment on account of reaching mandatory retirement age (as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, and consistent with applicable law)) to be the Chief Executive Officer of the Company or of a Parent; and

(iii)	The Executive remains continuously employed by the Company through the last day of the twelfth (12th) month following the month in which the first Change in Control of the Company occurs; and

(iv)	The Executive terminates employment with the Company (whether or not for Good Reason, but other than due to the Executive’s death) during the thirteenth (13th) month following the month in which the first Change in Control of the Company occurs; and

(v)	The Company does not have Cause to terminate the Executive’s employment at the time of the Executive’s termination; provided that if the Company intends to assert that it had Cause to terminate the Executive’s employment it must promptly deliver a written Notice of Termination to the Executive pursuant to Section 11.6 setting forth its claimed basis for Cause even if such notice is delivered after the termination of employment by the Executive.

(c)	If more than one of the events set forth in Sections 4.3(a) and 4.3(b) occurs, such events shall constitute but a single Qualifying Termination and the Executive shall be entitled to but a single payment of the Severance Benefits.

(d)	The “Protected Period” corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:

(i)	If the Change in Control is triggered by a tender offer for shares of the Company’s stock or by the offeror’s acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(ii)	If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(iii)	In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.

(e)	Notwithstanding anything else contained herein to the contrary, the Executive’s termination of employment on account of reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, and consistent with applicable law, shall not be a Qualifying Termination.

(f)	Notwithstanding anything else contained herein to the contrary, the termination of the Executive’s employment (or other events giving rise to Good Reason) shall not constitute a Qualifying Termination if there is objective evidence that, as of the commencement of the Protected Period, the Executive had specifically been identified by the Company as an employee whose employment would be terminated as part of a corporate restructuring or downsizing program that commenced prior to the Protected Period and such termination of employment was expected at that time to occur within six (6) months.

(g)

Notwithstanding anything else contained herein to the contrary (other than those provisions that contain an express exception to this Section 4.3(g)), the Executive’s Severance Benefits under this Agreement shall be reduced by the severance benefits (including, without limitation, any other change-in-control severance benefits and any other severance benefits generally) that the Executive may be entitled to under any other plan, program, agreement or other arrangement with the Company (including, without limitation, any such benefits provided for by an employment agreement, a prior Northrop Grumman Corporation Special Agreement, a Northrop Grumman Corporation March 2000 Special Agreement, under the prior Northrop Grumman Corporation Change-In-Control Severance Plan, or under the Northrop Grumman Corporation March 2000 Change-In-Control Severance Plan); provided that if the Executive is otherwise entitled to receive Severance Benefits under this Agreement and severance benefits under the Northrop Grumman Corporation March 2004 Change-In-Control Severance Plan, benefits shall be paid under this Agreement rather than under such plan. For purposes of the foregoing, any cash severance benefits payable to the Executive under any other plan, program, agreement or other arrangement with the Company shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis. For purposes of the foregoing, non-cash severance benefits to be provided to the Executive under any other plan, program, agreement or other arrangement with the Company shall offset any corresponding benefits otherwise to be provided to the Executive under this Agreement or, if there are no corresponding benefits otherwise to be provided to the Executive under this Agreement, the value of such benefits shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis. If the amount of other benefits to be offset against the cash severance benefits otherwise payable to the Executive under this Agreement in accordance with the preceding two sentences exceeds the amount of cash severance benefits otherwise payable to the Executive under this Agreement, then the excess may be used to offset other non-cash severance benefits otherwise to be provided to the Executive under this Agreement on a dollar-for-dollar basis. For purposes of this paragraph, the Company shall reasonably determine the value of any non-cash benefits.

4.4. Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 4.1 and 4.3, the Company shall pay to the Executive and provide him or her with the following:

(a)	An amount equal to three (3) times the highest rate of the Executive’s annualized Base Salary in effect at any time up to and including the Effective Date of Termination.

(b)	An amount equal to three (3) times the greater of: (i) the highest of the Executive’s bonus earned under the Company’s Performance Achievement Plan or Incentive Compensation Plan (or a successor bonus program) for any one of the three (3) full fiscal years prior to the date of the Change in Control of the Company; or (ii) the Executive’s target annual bonus established under the Company’s Performance Achievement Plan or Incentive Compensation Plan bonus program (or any successor bonus program) for the fiscal year in which the Change in Control of the Company occurs. (The greater of the amount determined pursuant to clause (i) or clause (ii) in the preceding sentence with respect to the Executive is referred to as the Executive’s “Bonus Amount.”) Special bonuses or bonus enhancements that would otherwise be included for purposes of the calculation pursuant to the first sentence of this Section 4.4(b), but that are related to a merger, acquisition, consolidation, reorganization, spin-off or similar event and that are not part of the Company’s customary on-going program of Performance Achievement Plan or Incentive Compensation Plan (or any successor bonus program) bonuses shall be excluded for purposes of such calculation.

(c)	An amount in settlement of the Executive’s bonus opportunity under the Company’s Performance Achievement Plan or Incentive Compensation Plan (or a successor bonus program) for the fiscal year in which the Effective Date of Termination occurs, such amount determined as follows:

(i)	If the Effective Date of Termination occurs in the fiscal year in which the Change in Control of the Company occurs, then such amount shall equal the sum of:

(A)	the greater of (X) or (Y) multiplied by a fraction, the numerator of which is the number of days completed in the fiscal year through the date of the Change in Control of the Company and the denominator of which is three hundred sixty-five (365), where (X) is the Executive’s target annual bonus established under the Company’s Performance Achievement Plan or Incentive Compensation Plan (or any successor bonus program) for that fiscal year and (Y) is the amount of bonus that the Executive would be entitled to under the Company’s Performance Achievement Plan or Incentive Compensation Plan (or any successor bonus program) for that fiscal year assuming that the Executive’s employment had not terminated and based on performance through the date of the Change in Control of the Company relative to the pre-approved performance goals for that year; plus

(B)	the Executive’s Bonus Amount multiplied by a fraction, the numerator of which is the number of days completed in the fiscal year following the date of the Change in Control of the Company through the Effective Date of Termination and the denominator of which is three hundred sixty-five (365).

(ii)	If the Effective Date of Termination occurs in a fiscal year following the fiscal year in which the Change in Control of the Company occurs, then such amount shall equal the Executive’s Bonus Amount multiplied by a fraction, the numerator of which is the number of days completed in the fiscal year in which the Effective Date of Termination occurs through the Effective Date of Termination and the denominator of which is three hundred sixty-five (365).

(d)	A continuation of the Executive’s medical coverage, dental coverage, and group term life insurance for the Executive, his spouse, and his eligible dependents for the three (3) years following the Executive’s Effective Date of Termination; provided that such continuation of coverage shall run concurrently with COBRA continuation or similar state law continuation periods; and provided further that the continuation of such coverage shall be discontinued prior to the end of the three (3) year period in the event the Executive has available substantially similar benefits from a subsequent employer, as reasonably determined by the Committee. Except as provided in the next sentence, such benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive’s Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of coverage for the period contemplated by this Section 4.4(d) shall be coordinated with and paid secondary to any benefits that the Executive, his spouse, or his dependent receives from another employer or from Medicare (following the Executive’s, his spouse’s, and/or his dependent’s entitlement to Medicare benefits) to the maximum extent permissible under relevant law. Notwithstanding the foregoing provisions of this Section 4.4(d), if the Executive is eligible to commence benefits under the Company’s Special Officer Retiree Medical Plan (“SORMP”) as of the Effective Date of Termination, then the Executive shall receive medical and dental continuation coverage pursuant to the SORMP instead of the continuation coverage contemplated by the foregoing provisions of this Section 4.4(d). Any other continuation of medical, dental, or group term life insurance that the Executive may otherwise be entitled to upon or following his Effective Date of Termination in accordance with the express terms of a Company welfare benefit plan shall not give rise to an offset pursuant to Section 4.4(g) and shall not be deemed to duplicate the benefits of the continuation coverage contemplated by this Section 4.4(d).

(e)	A lump-sum cash amount equal to (i) minus (ii), with (i) and (ii) determined as follows:

(i)	equals the actuarial present value equivalent of the aggregate benefits accrued by the Executive as of his Effective Date of Termination under the qualified defined benefit pension plan or plans in which the Executive participates (the “qualified plan”), and under any and all supplemental defined benefit retirement plans in which the Executive participates, calculated as if the Executive’s employment continued for three (3) full years following the Executive’s Effective Date of Termination (i.e., the Executive receives three (3) additional years of vesting and benefit accruals, including, if the Executive is a participant in a cash balance plan, three years of projected post-termination interest credits based on the interest rate in effect at termination, and his age is also increased three (3) years from his age as of his Effective Date of Termination); provided, however, that for purposes of determining “Final Average Pay” under such plans, the Executive’s actual pay history as of the Effective Date of Termination shall be used; and

(ii)	equals the actuarial present value equivalent of the aggregate benefits payable to the Executive as of his Effective Date of Termination under the qualified plan and under any and all supplemental defined benefit retirement plans in which the Executive participates, calculated assuming that the Executive retired and went into pay status under the terms of such plans on or as soon as possible after his Effective Date of Termination.

The intent of this Section 4.4(e) is that the qualified plan and any supplemental defined benefit retirement plan benefits will be paid in the normal course under the terms of those plans, with the additional benefits payable as a result of the imputation of age and service under this provision being paid from this Agreement. The Executive shall also be entitled to an additional three (3) years of age and service to count towards eligibility under one or more of the Company retiree medical programs for which the Executive would have been eligible absent any such termination.

(f)	Reimbursement by the Company for the costs of all outplacement services obtained by the Executive within the one (1) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Executive’s Base Salary as of the Effective Date of Termination.

(g)	An amount equal to three (3) times the greater of: (i) the annual value of the perquisites provided to the Executive under the Company’s Executive Perquisite Program as such program is in effect at the start of the Protected Period corresponding to the Change in Control of the Company, or (ii) the annual value of the perquisites provided to the Executive under the Company’s Executive Perquisite Program as such program is in effect immediately before the Effective Date of Termination. The Company shall determine the annual value of such perquisites on a reasonable basis. This Section 4.4(g) is not intended to provide for the duplication of any welfare benefits that are otherwise provided by Section 4.4(d) or which would otherwise continue for three (3) years or more following the Executive’s Effective Date of Termination. For example, if a welfare benefit otherwise provided by Section 4.4(d) is also included in the Executive Perquisite Program, such welfare benefit shall be excluded from the Executive Perquisite Program for purposes of the calculations pursuant to this Section 4.4(g).

4.5. Termination for Total and Permanent Disability. Except as provided in Section 4.3(b), termination of the Executive’s employment due to Disability is not a Qualifying Termination. However, if immediately prior to the condition or event leading to, or the commencement of, the Disability of the Executive, the Executive would have experienced a Qualifying Termination if he had terminated at that time, then upon termination of his employment for Disability he shall be entitled to the benefits provided by this Agreement for a Qualifying Termination.

4.6. Termination for Retirement or Death. Termination of the Executive’s employment due to death or, except as provided in Section 4.3(b), retirement is not a Qualifying Termination. However, if immediately prior to the Executive’s retirement (but not death), the Executive would have experienced a Qualifying Termination if he had terminated at that time, then upon his retirement he shall (subject to Section 4.3(e)) be entitled to the benefits provided by this Agreement for a Qualifying Termination.

4.7. Termination for Cause or by the Executive Other Than for Good Reason. Termination of the Executive’s employment by the Company for Cause or, except as provided in Section 4.3(b), by the Executive other than for Good Reason does not constitute a Qualifying Termination.

4.8. Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

Article 5. Form and Timing of Severance Benefits; Tax Withholding; Funding of Rabbi Trust

5.1. Form and Timing of Severance Benefits. The Severance Benefits described in Section 4.4(a), 4.4(b), 4.4(c), 4.4(e), and 4.4(g) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

5.2. Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under or pursuant to this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).

5.3. Funding of Rabbi Trust. To the extent the Company is obligated to make a contribution to any rabbi trust, pursuant to the express terms of such trust, upon or with respect to a Protected Period or the occurrence of a Change in Control, the Company shall make such required contribution in accordance with the terms of such trust.

Article 6. Excise Tax Gross-Up

6.1. Equalization Payment. If upon or following a Change in Control, the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies, solely because of the Change in Control, to any payments, benefits and/or amounts received by the Executive as Severance Benefits or otherwise, including, without limitation, any fees, costs and expenses paid under Article 9 of this Agreement and/or any amounts received or deemed received, within the meaning of any provision of the Code, by the Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Executive under any of the Company’s incentive plans, including without limitation, the 2001 Long-Term Incentive Stock Plan, the 1993 Long Term Incentive Stock Plan, the 1987 Long Term Incentive Plan and the 1981 Long-Term Incentive Plan, the Company shall pay in cash to the Executive or for the Executive’s benefit as provided below an additional amount or amounts (the “Gross-Up Payment(s)”) such that the net amount retained by the Executive after the deduction of any Excise Tax on such payments, benefits and/or amounts so received and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment(s) provided for by this Section 6.1 shall be equal to such payments, benefits and/or amounts so received had they not been subject to the Excise Tax. Such payment(s) shall be made by the Company to the Executive or applicable taxing authority on behalf of the Executive as soon as practicable following the receipt or deemed receipt of any such payments, benefits and/or amounts so received, and may be satisfied by the Company making a payment or payments on Executive’s account in lieu of withholding for tax purposes but in all events shall be made within thirty (30) days of the receipt or deemed receipt by the Executive of any such payment, benefit and/or amount.

6.2. Calculation of Gross-Up Payment. The determination of whether a Gross-Up Payment is required pursuant to this Article 6 and the amount of any such Gross-Up Payment shall be determined in writing (the “Determination”) by a nationally-recognized certified public accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide its Determination in writing, together with detailed supporting calculations and documentation and any assumptions used in making such computation, to the Company and the Executive within twenty (20) days of the Effective Date of Termination. Within twenty (20) days following delivery of the Accounting Firm’s Determination, the Executive shall have the right, at the Company’s expense, to obtain the opinion of an “outside counsel,” which opinion need not be unqualified, which sets forth: (i) the amount of the Executive’s “annualized includible compensation for the base period” (as defined in Code Section 280G(d) (1)); (ii) the present value of the Total Payments; (iii) the amount and present value of any “excess parachute payment;” and (iv) detailed supporting calculations and documentation and any assumptions used in making such computations. The opinion of such outside counsel shall be supported by the opinion of a nationally-recognized certified public accounting firm and, if necessary or required by the Company, a firm of nationally-recognized executive compensation consultants. The outside counsel’s opinion shall be binding upon the Company and the Executive and shall constitute the “Determination” for purposes of this Article 6 instead of the initial determination by the Accounting Firm. The Company shall pay (or, to the extent paid by the Executive, reimburse the Executive for) the certified public accounting firm’s and, if applicable, the executive compensation consultant’s reasonable and customary fees for rendering such opinion. For purposes of this Section 6.2, “outside counsel” means a licensed attorney selected by the Executive who is recognized in the field of executive compensation and has experience with respect to the calculation of the Excise Tax; provided that the Company must approve the Executive’s selection, which approval shall not be unreasonably withheld.

6.3. Computation Assumptions. For purposes of determining whether any payments, benefits and/or amounts, including amounts paid as Severance Benefits, will be subject to Excise Tax, and the amount of any such Excise Tax:

(a)	Any other payments, benefits and/or amounts received or to be received by the Executive in connection with or contingent upon a Change in Control of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be combined to determine whether the Executive has received any “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and if so, the amount of any “excess parachute payments” within the meaning of Section 280G(b)(1) that shall be treated as subject to the Excise Tax, unless in the opinion of the person or firm rendering the Determination, such other payments, benefits and/or amounts (in whole or in part) do not constitute parachute payments, or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by the person or firm rendering the Determination in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)	The compensation and benefits provided for in Section 4.4 herein, and any other compensation earned prior to the Effective Date of Termination by the Executive pursuant to the Company’s compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control), shall for purposes of the calculation pursuant to this Section 6.3 be deemed to be reasonable; and

(d)

The Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made. Furthermore, the computation of the Gross-Up Payment shall assume (and adjust for the fact) that (i) there is a loss of miscellaneous itemized deductions under Section 67 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment and (ii) a loss of itemized deductions under Section 68 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment. The computation of the Gross-Up Payment shall take into account any reduction in the Gross-Up Payment due to the Executive’s share of the hospital insurance portion of FICA and any state withholding taxes (other than any state withholding tax for income tax liability). The computation of the state and local income taxes applicable to the Gross-Up Payment shall be based on the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of Termination, and shall take into account the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

6.4. Executive’s Obligation to Notify Company. The Executive shall promptly notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Company of a Gross-Up Payment in excess of any Gross-Up Payment as originally set forth in the Determination. If the Company notifies Executive in writing that it desires to contest such claim, the Executive shall: (a) give the Company any information reasonably requested by the Company relating to such claim; (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Executive; (c) cooperate with the Company in good faith in order to effectively contest such claim; and (d) permit the Company to participate in any proceedings relating to such claim; provided that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Section 6.4, and to the extent its actions do not unreasonably interfere with or prejudice the Executive’s disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Executive and the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue.

6.5. Subsequent Recalculation. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that the Executive did not receive the greatest net benefit required pursuant to Section 6.1, the Company shall reimburse the Executive as provided herein for the full amount necessary to place the Executive in the same after-tax position as he would have been in had no Excise Tax applied. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that the Executive received a payment or benefit in excess of the amount required pursuant to Section 6.1, then the Executive shall promptly pay to the Company (without interest) the amount of such excess.

Article	7. The Company’s Payment Obligation

7.1. Payment of Obligations Absolute. Except as provided in Sections 4.3(g) and 5.2 and in Article 6, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Article 6 or Article 9.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 4.4(d).

7.2. Contractual Right to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. The Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. In any dispute arising after a Change in Control as to whether the Executive is entitled to benefits under this Agreement, there shall be a presumption that the Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

7.3. Pension Plans; Duplicate Benefits. All payments, benefits and amounts provided under this Agreement shall be in addition to and not in substitution for any pension rights under the Company’s tax-qualified pension plan, supplemental retirement plans, nonqualified deferred compensation plans, and any disability, workers’ compensation or other Company benefit plan distribution that the Executive is entitled to at his or her Effective Date of Termination. Notwithstanding the foregoing, this Agreement shall not create an inference that any duplicate payments shall be required. No payments made pursuant to this Agreement shall be considered compensation for purposes of any such benefit plan; provided that any amount paid pursuant to Section 4.4(c) shall not be subject to such limitation. Payment of the Executive’s accrued and unpaid Base Salary and accrued vacation pay through the Executive’s Effective Date of Termination shall be deemed to not duplicate any benefit contemplated by this Agreement and shall not result in an offset pursuant to Section 4.3(g). Any acceleration of vesting, lapse of restrictions and/or payout occasioned by a Change in Control pursuant to the provisions of any long-term incentive plan and/or individual award agreement under such a long-term incentive plan shall be deemed to not duplicate any benefit contemplated by this Agreement and shall not result in an offset pursuant to Section 4.3(g).

Article 8. Trade Secrets; Non-Solicitation and Non-Disparagement

By executing this Agreement and again by receiving any benefits provided for by this Agreement, the Executive agrees as follows:

(a)

In the course of performing his or her duties for the Company, the Executive will receive, and acknowledges that he or she has received, confidential information, including without limitation, information not available to competitors relating to the Company’s existing and contemplated financial plans, products, business plans, operating plans, research and development information, and customer information, all of which is hereinafter referred to as “Trade Secrets.” The Executive agrees that he or she will not, either during his or her employment or subsequent to the termination of his or her employment with the Company, directly or indirectly disclose, publish or otherwise divulge any Trade Secret of the Company or any of its affiliates to anyone outside the Company, or use such information in any manner which would adversely affect the business or business prospects of the Company, without prior written authorization from the Company to do so.

The Executive further agrees that if, at the time of the termination of his or her employment with the Company, he or she is in possession of any documents or other written or electronic materials constituting, containing or reflecting Trade Secrets, the Executive will return and surrender all such documents and materials to the Company upon leaving its employ. The restrictions and protection provided for in this Section 8(a) shall be in addition to any protection afforded to Trade Secrets by law or equity and in addition to any protection afforded to Trade Secrets by any other agreement between the Executive and the Company.

(b)	For a period of one year following the termination of the Executive’s employment with the Company, the Executive shall not, directly or indirectly through, aid, assistance or counsel, on the Executive’s own behalf or on behalf of another person or entity (i) contact, solicit or offer to hire any person who was, within a period of six months prior to the termination of the Executive’s employment with the Company, employed by the Company or one of its subsidiaries, or (ii) by any means issue or communicate any private or public statement that may be critical or disparaging of the Company or any of its affiliates, or any of their respective products, services, officers, directors or employees.

Article	9. Claims Procedure

9.1. Committee Review. The Executive or, in the event of the Executive’s death, the Executive’s Beneficiary (as applicable, the “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from this Agreement. Such claim shall be delivered to the Committee care of the Company in accordance with the notice provisions of Section 11.6. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within two hundred and seventy (270) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

9.2. Notification of Decision. The Committee shall consider a Claimant’s claim pursuant to Section 9.1 within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of this Agreement upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv).	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(v)	a statement of the Claimant’s right to seek arbitration pursuant to Section 9.4.

9.3. Pre and Post-Change in Control Procedures. With respect to claims made prior to the occurrence of a Change in Control, a Claimant’s compliance with the foregoing provisions of this Article 9 is a mandatory prerequisite to a Claimant’s right to commence arbitration pursuant to Section 9.4 with respect to any claim for benefits under this Agreement. With respect to claims made upon and after the occurrence of a Change in Control, the Claimant may proceed directly to arbitration in accordance with Section 9.4 and need not first satisfy the foregoing provisions of this Article 9.

9.4. Arbitration of Claims. All claims or controversies arising out of or in connection with this Agreement, that the Company may have against any Claimant, or that any Claimant may have against the Company or against its officers, directors, employees or agents acting in their capacity as such, shall, subject to the initial review provided for in the foregoing provisions of this Article 9 that are effective with respect to claims brought prior to the occurrence of a Change in Control, be resolved through arbitration as provided in this Section 9.4. The decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and the Claimant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The arbitrator shall review de novo any claim previously considered by the Committee pursuant to Section 9.1.

All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be advanced and borne by the Company; provided, however, that if it is finally determined that the Claimant did not commence the arbitration in good faith and had no reasonable basis therefore, the Claimant shall repay all advanced fees and expenses and shall reimburse the Company for its reasonable legal fees and expenses in connection therewith.

Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered: (1) in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the state in which the arbitration is convened; or (2) if locally available, the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedures then in effect. The party who did not initiate the claim can designate between JAMS or AAA (the “Tribunal”). The arbitration shall be held in the city in which the Claimant is or was last employed by the Company in the nearest Tribunal office or at a mutually agreeable location. Pre-hearing and post-hearing procedures may be held by telephone or in person as the arbitrator deems necessary.

The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, the Tribunal (JAMS or AAA) shall then provide the names of nine (9) available arbitrators experienced in business employment matters along with their resumes and fee schedules. Each party may strike all names on the list it deems unacceptable. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of the parties, the Tribunal shall furnish an additional list or lists until an arbitrator is selected.

The arbitrator shall interpret this Agreement, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Agreement. The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to, any claim that all or any part of this Agreement is voidable.

The arbitrator shall have authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

Each party shall have the right to take the deposition of one individual and any expert witness(es) designated by another party. Each party shall also have the opportunity to obtain documents from another party through one request for production of documents. Additional discovery may be had only when the arbitrator so orders upon a showing of substantial need. Any disputes regarding depositions, requests for production of documents or other discovery shall be submitted to the arbitrator for determination.

Each party shall have the right to subpoena witnesses and documents for the arbitration hearing by requesting a subpoena from the arbitrator. Any such request shall be served on all other parties, who shall advise the arbitrator in writing of any objections that the party may have to issuance of the subpoena within ten (10) calendar days of receipt of the request.

At least thirty (30) calendar days before the arbitration, the parties must exchange lists of witnesses, including any expert(s), and copies of all exhibits intended to be used at the arbitration.

Article 10.	Successors and Assignment

10.1. Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place. Failure of the Company to obtain such assumption and agreement in a written instrument prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as they would be entitled to hereunder if they had terminated their employment with the Company voluntarily for Good Reason. Except for the purpose of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Executive’s Effective Date of Termination if the Executive so elects, but any delay or failure by the Executive to so elect shall not be a waiver or release of any rights hereunder which may be asserted at any time.

10.2. Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s Beneficiary in accordance with the terms of this Agreement. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 11.	Miscellaneous

11.1. Employment Status. Except as may be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and, prior to the effective date of a Change in Control, may be terminated by either the Executive or the Company at any time, subject to applicable law.

11.2. Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. The Executive may make or change such designation at any time, provided that any designation or change thereto must be in the form of a signed writing acceptable to and received by the Committee.

11.3. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

11.4. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

11.5. Modification. No provision of this Agreement may be modified, waived, or discharged unless as to the Executive such modification, waiver, or discharge is agreed to in writing and signed by each affected Executive and by an authorized member of the Committee or its designee, or by the respective parties’ legal representatives and successors.

11.6. Notice. For purposes of this Agreement, notices, including a Notice of Termination, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S. Postal Service for delivery by certified or registered mail, postage prepaid and addressed: (i) if to the Executive, to his latest address as reflected on the records of the Company, and (ii) if to the Company: Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067, Attn: Chief Human Resources Officer, or to such other address as the Company may furnish to the Executive in writing with specific reference to this Agreement and the importance of the notice, except that notice of change of address shall be effective only upon receipt.

11.7. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Agreement. Any statutory reference in this Agreement shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 16th day of October, 2003.

Northrop Grumman Corporation		Executive

By:	J. Michael Hateley	Charles H. Noski

EXHIBIT D

RELEASE AGREEMENT

1. PARTIES: The parties to this Release Agreement (referred to hereafter as “Agreement”) are MR. CHARLES H. NOSKI (referred to hereafter as “Executive”) and NORTHROP GRUMMAN CORPORATION (referred to hereafter as “Northrop Grumman” or the “Company”).

2. RECITALS: This Agreement is made with reference to the following facts:

2.1 Executive and Northrop Grumman are parties to an Employment Agreement, one of the terms of which provides Executive, under certain conditions, with Special Severance Benefits in exchange for a release.

2.2 This Agreement is the release Executive is required to sign in order to receive those Special Severance Benefits.

3. CONSIDERATION: In exchange for the Executive’s agreement to abide by all of the terms of this Agreement, Northrop Grumman will provide Executive with the Special Severance Benefits set forth in Section 14 of the Employment Agreement.

4. COMPLETE RELEASE: In consideration of the promises contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Executive does hereby acknowledge full and complete satisfaction of and does hereby agree to release, absolve and discharge Releasees (as defined below) from all claims, causes of action, demands, damages or costs he may have against Releasees on behalf of himself or others arising prior to the date he signs this Agreement. “Releasees” shall mean the Company, its subsidiaries, affiliated and related companies, past, present and future, and each of them, as well as its and their employees, officers, directors, and agents (in their capacities as employees, officers, directors and agents), past and present, and each of them in such capacities.

4.1 This waiver and release includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under the Age Discrimination in Employment Act, which prohibits discrimination in employment based on age, and retaliation; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, religion, sex or national origin, and retaliation; the Americans with Disabilities Act, which prohibits discrimination based on disability and retaliation; the California Fair Employment and Housing Act, which prohibits discrimination in employment based on race, color, religion, sex, sexual orientation, national origin, ancestry, physical disability, mental disability, medical condition, marital status or age, and retaliation; or any other federal, state or local laws or regulations prohibiting employment discrimination or retaliation whether such claim be based upon an action filed by Executive or by any governmental agency.

4.2 This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under Executive’s Employment Agreement, or in relation to the Company’s employee handbook and personnel policies, or any oral or written representations or statements made by officers, directors, lawyers, employees or agents of the Company, past and present, and each of them, or under any state or federal law regulating wages, hours, compensation or employment, or any claim for retaliation, wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

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4.3 This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to any severance plan, program, or arrangement.

4.4 This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under the federal False Claims Act.

4.5 This release covers both claims that Executive knows about and those he may not know about. Executive hereby specifically waives and relinquishes all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of this specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

4.6 Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release, Executive expressly acknowledges that this Agreement is intended to include all claims which he does not know or suspect to exist in his favor at the time of his signature on the Agreement, and that this Agreement will extinguish any such claims

4.7 Notwithstanding anything to the contrary herein, this Agreement does not waive or release: (i) any rights or claims which Executive may have under the Age Discrimination in Employment Act or other laws which arise after the date he signs this Agreement, (ii) any rights or claims Executive may have under his Employment Agreement with the Company which survive termination of employment or termination of his Employment Agreement; (iii) any rights Executive may have for indemnification from the Company; (iv) any rights which Executive may have under the Company’s Directors and Officers liability insurance policy; (v) any rights Executive may have under stock option, RPSR, RSR or other stock incentive grants provided to him by the Company; (vi) any rights Executive may have as a shareholder of Northrop Grumman; and (vii) any rights Executive may have to vested benefits under any Company employee benefit plan, including, without limitation, any Company pension plan (including the Special Pension Benefit in Section 5.D of the Executive’s Employment Agreement).

5. ARBITRATION: Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the State of California (in the major city nearest Executive’s residence) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator may, but need not, award the prevailing party in any dispute (as determined by the arbitrator) its or his legal fees and expenses.

6. PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT; ADVICE OF COUNSEL: Executive agrees and understands that he has been given a period of twenty-one (21) calendar days from his receipt of this Agreement to review and consider this Agreement before signing it. Executive further understands that he may use as much of this review period as he wishes prior to signing; he can sign this Agreement at any time prior to the expiration of the twenty-one calendar day period. At the end of this period, this offer of Special Severance Benefits will be deemed automatically withdrawn if not earlier signed by Executive and delivered to the Company. Executive is advised and encouraged to consult with his own legal counsel prior to signing this Agreement.

7. RIGHT TO REVOKE AGREEMENT: Executive may revoke this Agreement within seven (7) calendar days of signing it. Revocation can be made by delivering a written notice of revocation to Chief Human Resources Officer, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, CA 90067. For this revocation to be effective, written notice must be received by the Chief Human

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Resources Officer no later than 5:00 p.m. PST on the seventh calendar day after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable, and Executive will not receive the benefits described in Section 3 of this Agreement.

8. NON-ADMISSION OF LIABILITY: Nothing contained herein shall be construed as an admission by either Executive or by Northrop Grumman of liability of any kind.

9. SEVERABILITY: The provisions of this Agreement are severable, and if any part of it is found to be illegal or invalid and thereby unenforceable, the validity of the remaining parts, terms or provisions shall not be affected and shall remain fully enforceable. The unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

10. SOLE AND ENTIRE AGREEMENT: Except as otherwise expressly set forth herein, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all discussions, prior agreements or understandings between the parties hereto pertaining to the subject matter of this Agreement.

11. GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the laws of the State of California without regard to rules regarding conflicts of law.

EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND TO CAREFULLY CONSIDER ALL OF THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. HE FURTHER AGREES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE

DATED:	BY:
CHARLES H. NOSKI

NORTHROP GRUMMAN CORPORATION

DATED:	BY:
TITLE:

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